Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                       by

                                       and

                                      among

                             COMPUDYNE CORPORATION,
                          GORES PATRIOT HOLDINGS, INC.

                                       and

                            PATRIOT ACQUISITION CORP.


                           Dated as of August 6, 2007



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                                Table of Contents

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
                                                                                                               Page

ARTICLE I THE OFFER...............................................................................................5
         1.1.     The Offer.......................................................................................5
         1.2.     Top-Up Option...................................................................................7
         1.3.     Company Actions.................................................................................9
         1.4.     Directors of the Company.......................................................................10
ARTICLE II THE MERGER............................................................................................12
         2.1.     The Merger.....................................................................................12
         2.2.     The Closing; Effective Time....................................................................12
         2.3.     Conversion of the Shares.......................................................................12
         2.4.     Tender of and Payment for Certificates.........................................................13
         2.5.     Options; Convertible Notes.....................................................................14
         2.6.     Dissenting Shares..............................................................................15
         2.7.     Articles of Incorporation and Bylaws...........................................................16
         2.8.     Directors and Officers.........................................................................16
         2.9.     Other Effects of the Merger....................................................................16
         2.10.    Additional Actions.............................................................................16
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................16
         3.1.     Due Incorporation and Good Standing............................................................17
         3.2.     Capitalization.................................................................................17
         3.3.     Subsidiaries...................................................................................17
         3.4.     Authorization; Binding Agreement...............................................................18
         3.5.     Governmental Approvals.........................................................................18
         3.6.     No Violations..................................................................................18
         3.7.     SEC Filings; Financial Statements..............................................................19
         3.8.     Absence of Certain Changes.....................................................................20
         3.9.     Absence of Undisclosed Liabilities.............................................................22
         3.10.    Compliance with Laws...........................................................................22
         3.11.    Permits........................................................................................22
         3.12.    Litigation.....................................................................................22
         3.13.    Material Contracts; Payments and Performance and/or Surety Bonds...............................23
         3.14.    Intellectual Property..........................................................................25
         3.15.    Employee Benefit Plans.........................................................................26
         3.16.    Taxes and Tax Returns..........................................................................29
         3.17.    Finders and Investment Bankers and Other Fees..................................................30
         3.18.    Fairness Opinion...............................................................................30
         3.19.    Insurance......................................................................................30
         3.20.    Vote Required..................................................................................31
         3.21.    Title to Properties............................................................................31
         3.22.    Employee Matters...............................................................................32
         3.23.    Environmental Matters..........................................................................33
         3.24.    Transactions with Affiliates...................................................................33
         3.25.    Inventory......................................................................................33
         3.26.    Product Liability and Warranty.................................................................33



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
         3.27.    Customers and Suppliers........................................................................34
         3.28.    Government Contracts...........................................................................34
         3.29.    Bank Accounts..................................................................................36
         3.30.    Corporate Records..............................................................................36
         3.31.    Certain Business Practices.....................................................................36
         3.32.    Representations Complete.......................................................................36
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................36
         4.1.     Due Incorporation and Good Standing............................................................36
         4.2.     Authorization; Binding Agreement...............................................................37
         4.3.     Governmental Approvals.........................................................................37
         4.4.     No Violations..................................................................................37
         4.5.     Financing......................................................................................37
         4.6.     Disclosure.....................................................................................38
         4.7.     Finders and Investment Bankers and Other Fees..................................................38
         4.8.     Information....................................................................................38
         4.9.     No Prior Activities............................................................................39
         4.10.    Litigation.....................................................................................39
         4.11.    Non-Foreign Status.............................................................................39
         4.12.    Investment.....................................................................................39
         4.13.    Guaranty.......................................................................................40
ARTICLE V ADDITIONAL COVENANTS OF THE COMPANY AND PURCHASER......................................................40
         5.1.     Conduct of Business of the Company.............................................................40
         5.2.     Notification of Certain Matters................................................................41
         5.3.     Access and Information.........................................................................42
         5.4.     Special Meeting; Proxy Statement...............................................................43
         5.5.     Commercially Reasonable Efforts................................................................44
         5.6.     Public Announcements...........................................................................44
         5.7.     Compliance.....................................................................................45
         5.8.     No Solicitation................................................................................45
         5.9.     SEC and Stockholder Filings....................................................................47
         5.10.    State Takeover Laws............................................................................47
         5.11.    Governmental Authority Filings and Authorizations..............................................47
         5.12.    Injunctions....................................................................................48
ARTICLE VI ADDITIONAL COVENANTS OF PURCHASER.....................................................................48
         6.1.     Notification of Certain Matters................................................................48
         6.2.     The Proxy Statement............................................................................49
         6.3.     Commercially Reasonable Efforts................................................................49
         6.4.     Compliance.....................................................................................50
         6.5.     Indemnification................................................................................50
         6.6.     Purchase of Company Stock......................................................................51
         6.7.     Public Announcements...........................................................................51
         6.8.     Covenants with respect to Convertible Notes....................................................51
         6.9.     Employee Benefits..............................................................................52
         6.10.    Change of Control Payments.....................................................................52
ARTICLE VII CONDITIONS to the merger.............................................................................52
         7.1.     Conditions to Each Party's Obligations.........................................................52



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
ARTICLE VIII TERMINATION AND ABANDONMENT.........................................................................53
         8.1.     Termination....................................................................................53
         8.2.     Effect of Termination..........................................................................55
         8.3.     Fees and Expenses..............................................................................55
RTICLE IX MISCELLANEOUS.........................................................................................57
         9.1.     Confidentiality................................................................................57
         9.2.     Amendment and Modification.....................................................................57
         9.3.     Waiver of Compliance; Consents.................................................................58
         9.4.     Survival.......................................................................................58
         9.5.     Notices........................................................................................58
         9.6.     Definitions....................................................................................59
         9.7.     Binding Effect; Assignment.....................................................................67
         9.8.     Interpretation.................................................................................67
         9.9.     Entire Agreement...............................................................................67
         9.10.    Severability...................................................................................67
         9.11.    Specific Performance...........................................................................67
         9.12.    Attorneys' Fees................................................................................68
         9.13.    Third Parties..................................................................................68
         9.14.    Governing Law..................................................................................68
         9.15.    Counterparts...................................................................................68
         9.16.    Obligation of Purchaser........................................................................68

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August 6, 2007, by and among CompuDyne Corporation, a Nevada corporation (the "Company"), Gores Patriot Holdings, Inc., a Delaware corporation ("Purchaser"), and Patriot Acquisition Corp., a Nevada corporation, and wholly owned subsidiary of Purchaser ("Merger Sub"). Capitalized terms used herein have the definitions indicated in Section 9.6.

                                   WITNESSETH:

         A. The respective Boards of Directors of Merger Sub, Purchaser and the Company deem it advisable and in the best interests of their respective stockholders that Purchaser acquire the Company upon the terms and subject to the conditions provided for in this Agreement.

         B. In furtherance thereof, it is proposed that the acquisition be accomplished by Merger Sub commencing a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase and acquire all shares of the issued and outstanding Common Stock for $7.00 per share of Common Stock, subject to any applicable withholding for Taxes, net to the stockholders in cash, upon the terms and subject to the conditions set forth in this Agreement (the "Offer Price").

         C. The Board of Directors of the Company (the "Board") has unanimously approved the Agreement, the Offer and the Merger, and the Board has determined that such approval is sufficient to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement the restriction against the parties hereto engaging in any business combination as set forth in Section 78.438 of the Nevada Revised Statutes ("NRS") and has determined that this Agreement, the Offer and the Merger and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company and its stockholders, and has resolved to recommend that holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and adopt this Agreement.

         D. The Board of Directors of each of Purchaser (on its own behalf and as the sole stockholder of Merger Sub), Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger in accordance with the NRS and, in each such case, upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                       1.
                                    THE OFFER

(a) The Offer.



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     (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Merger Sub shall commence and Purchaser shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five (5) business days (as defined in Rule 14d-1(g)(3) of the Exchange Act) from the date of this Agreement, and the Offer shall remain open at least twenty (20) business days from commencement of the Offer (the "Initial Expiration Date"). The obligation of Merger Sub to accept, and Purchaser to cause Merger Sub to accept, for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)) shall be subject only to the satisfaction or waiver by Purchaser or Merger Sub of the following conditions: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which, together with any shares of Common Stock then owned by Purchaser or Merger Sub, represents at least 53% of the shares of Common Stock Outstanding (the "Minimum Condition"); and (ii) the other conditions set forth in Annex A hereto. Subject to the prior satisfaction or waiver by Purchaser or Merger Sub of the Minimum Condition and the other conditions of the Offer set forth in Annex A hereto, Merger Sub shall, and Purchaser shall cause Merger Sub to, consummate the Offer in accordance with its terms and shall accept for payment and pay for all Shares tendered and not withdrawn at the earliest time permitted by applicable law. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that contains the terms set forth in this Agreement, the Minimum Condition and only the other conditions set forth in Annex A hereto. Merger Sub expressly reserves the right to waive any of such conditions, to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that Merger Sub shall not, and Purchaser shall cause Merger Sub not to, decrease the Offer Price, change the form of consideration payable in the Offer, extend the Offer beyond the Initial Expiration Date, except to the extent expressly permitted pursuant to this Section 1.1(a), decrease the number of Shares sought in the offer, impose additional conditions to the Offer, purchase any Shares pursuant to the Offer that when added to Shares owned by Purchaser and its Affiliates would represent less than the Minimum Condition or amend any other term or condition of the Offer in any manner adverse to the holders of the Shares, in each case without the prior written consent of the Company (such consent to be authorized by the Board or a duly authorized committee thereof). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties' respective termination rights under Section 8.1, Merger Sub may, in its discretion and without the consent of the Company, prior to the termination of this Agreement, (i) if, at any scheduled expiration of the Offer any of the conditions to Merger Sub's obligation to accept Shares for payment (including without limitation the Minimum Condition) shall not be satisfied or waived, extend the Offer beyond the then applicable expiration date by one or more periods of not less than five (5) business days per extension, not to exceed an aggregate period of thirty (30) business days for all such extensions, to permit such condition to be satisfied, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer, or (iii) if, at any scheduled expiration of the Offer, the number of shares of Common Stock that shall have been validly tendered and not withdrawn pursuant to the Offer, together with any shares of Common Stock then owned by Purchaser or Merger Sub satisfies the Minimum Condition but represents less than 90% of the shares of Common Stock Outstanding, extend the Offer (as provided in Rule 14d-11 under the Exchange
Act) for an additional period of three (3) to twenty (20) business days, or until such earlier date as the number of shares of Common Stock that shall have been validly tendered and not withdrawn pursuant to the Offer, together with any shares of Common Stock then owned by Purchaser or Merger Sub represents 90% of the shares of Common Stock Outstanding. Upon the written request of the Company, Purchaser shall cause Merger Sub to extend the Offer for one or more periods not to exceed an aggregate of twenty (20) business days, if all of the conditions of the Offer are not satisfied, but Company believes that such conditions are reasonably capable of being satisfied in such period. Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties' respective termination rights under Section 8.1, if all conditions to the Offer have been satisfied other than the condition set forth in paragraph (k) of Annex A, the then applicable expiration date of the Offer shall be extended by one or more periods of not less than five (5) business days per extension (without the requirement of consent from any party hereto), until the earlier of (i) the satisfaction of the condition set forth in paragraph (k) of Annex A or (ii) November 30, 2007.

     (ii) As promptly as practicable on the date of commencement of the Offer, Purchaser and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "Offer Documents"). Neither the Schedule TO nor any information supplied by Purchaser or Merger Sub for inclusion in the
Schedule 14D-9 will, at the respective times the Schedule TO, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Schedule TO will, when filed by Merger Sub with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Purchaser and Merger Sub shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Merger Sub will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, Purchaser and Merger Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Purchaser or Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

(b) Top-Up Option.

     (i) Subject to the terms and conditions herein, the Company hereby grants to Purchaser an irrevocable, non-transferable non-assignable (except for an assignment to Merger Sub) option (the "Top-Up Option") to purchase up to that number of shares of Common Stock (the "Top-Up Option Shares") equal to the lesser of (i) fifteen percent (15%) of the Common Stock Outstanding (assuming the issuance of the Top-Up Option Shares) and (ii) the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock collectively owned by Purchaser and Merger Sub and any of their respective affiliates immediately following consummation of the Offer, shall constitute at least 90% of the Common Stock Outstanding (assuming the issuance of the Top-Up Option Shares), in either case at a purchase price per Top-Up Option Share of the higher of the Offer Price or the closing bid price of the Company Common Stock on Nasdaq on the day prior to exercise, payable in cash or a demand note bearing simple interest at a rate of 6% per annum at Purchaser's option ("Top-Up Option Consideration").

     (ii) Purchaser may, at its election, exercise the Top-Up Option, whether in whole or in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Top-Up Termination Date. For the purposes hereof, a "Top-Up Exercise Event" shall occur after the Minimum Condition has been satisfied and Purchaser has accepted for payment, and deposited an amount with the Paying Agent sufficient for payment pursuant to the Offer for (including, without limitation, any subsequent offering that Purchaser may elect to extend pursuant to the terms and conditions of this Agreement), shares of Common Stock constituting, together with shares of Common Stock owned directly or indirectly by any other affiliates of Purchaser, less than 90% of the Common Stock Outstanding, but only to the extent (i) the issuance of the Top-Up Option Shares pursuant thereto would not require the approval of the stockholders of the Company under NASDAQ rules and regulations, or NASDAQ has granted a waiver from any such rule or regulation that is reasonably acceptable to the parties hereto,
(ii) there is no other applicable law, rule or regulation that would require the approval of the Company's stockholders for the issuance of the Top-Up Option Shares, or any such approval shall have been waived; (iii) there are sufficient shares of Common Stock available for issuance under the Company's Articles of Incorporation or available in the treasury of the Company; and (iv) Purchaser has complied with all other terms of this Section 1.2 required to be complied with prior to issuance of the Top-Up Option Shares. For the purposes hereof, the "Top-Up Termination Date" shall occur upon the earliest to occur of (A) the Effective Time, (B) the termination of this Agreement, (C) the date that is ten
(10) Business Days after the occurrence of a Top-Up Exercise Event, unless the Top-Up Option has been previously exercised in accordance with the terms and conditions hereof and (D) the date that is ten Business Days after the Top-Up Notice Date, unless the Top-Up Closing shall have previously occurred.

     (iii) If Purchaser wishes to exercise the Top-Up Option, Purchaser shall send to the Company a written notice (a "Top-Up Exercise Notice," and the date of receipt of which notice is referred to herein as the "Top-Up Notice Date"), specifying the place for the closing of the purchase and sale of shares of Common Stock pursuant to the Top-Up Option (the "Top-Up Closing") and a date not earlier than one Business Day nor later than ten Business Days after the Top-Up Notice Date for the Top-Up Closing, and, if not exercising the entire option, the number of Top-Up Option Shares being acquired. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Option Shares and the Top-Up Option Consideration therefor.

     (iv) At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Purchaser a certificate or certificates evidencing the applicable number of Top-Up Option Shares; provided that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise and (ii) Purchaser shall purchase each Top-Up Option Share from the Company for the Top-Up Option Consideration described above. Purchaser shall make payment to Company of the Top-Up Option Consideration, by delivery at Purchaser's option of (A) immediately available funds by wire transfer to an account designated by the Company, or (B) a demand note issued by Purchaser in customary form and in a principal face amount equal to the purchase price for the Top-Up Option Shares, bearing simple interest at 6% per annum.

     (v) Upon the delivery by Purchaser to the Company of the Top-Up Exercise Notice, and the tender of the Top-Up Option Consideration described in Section 1.2(d), Purchaser shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Purchaser or the Company shall have failed or refused to designate the bank account described in Section 1.2(d).

     (vi) Purchaser shall pay all expenses, and any and all federal, state and local stock transfer taxes and other related charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.2.

     (vii) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required, including a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE

(c) Company Actions.

     (i) The Company hereby approves of and consents to the Offer and represents and warrants that the Board has, at a meeting duly called and held, (i) approved this Agreement and the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, and (iii) subject to Section 5.8, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Sub and adopt this Agreement and approve the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not permit the recommendation of the Board to be modified in any manner adverse to Purchaser or Merger Sub or to be withdrawn by the Board, except as provided in
Section 5.8.

(ii) As promptly as practicable following the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause
(iii) of Section 1.3(a), subject to Section 5.8. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The
Schedule 14D-9 will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities Laws. The Company, on the one hand, and each of Purchaser and Merger Sub, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities Laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company shall provide Purchaser, Merger Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with Purchaser, Merger Sub and their counsel prior to responding to any such comments.

     (iii) As promptly as practicable after the date hereof, and in any event within four (4) business days, the Company shall or shall cause its transfer agent to furnish Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Merger Sub with such additional information, including, without limitation, updated listings and computer files of holders of Shares, mailing labels and security position listings, and such other assistance as Purchaser, Merger Sub or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Except as required by applicable Laws, and except as necessary to disseminate and communicate the Offer, the Merger or the transactions contemplated by this Agreement to the holders of the Shares, Purchaser and Merger Sub (and their respective representatives) shall hold in confidence such information as the confidential information of the Company pursuant to Section 9.1.

(d) Directors of the Company.

     (i) Immediately upon the purchase of and payment for Shares by Merger Sub or any of its Affiliates pursuant to the Offer following satisfaction of the Minimum Condition, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product obtained by multiplying the total number of directors on such Board by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding, but in no event less than a majority of the number of directors. In furtherance thereof, the Company and its Board of Directors shall, after the purchase of and payment for Shares by Merger Sub or any of its Affiliates pursuant to the Offer, upon request of Merger Sub, immediately increase the size of its Board of Directors, secure the resignations of such number of directors or remove such number of directors, or any combination of the foregoing as is necessary to enable Purchaser's designees to be so elected to the Company's Board, and shall cause Purchaser's designees to be so elected and shall comply with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith. In the event that Merger Sub requests the resignation of directors of the Company pursuant to the immediately preceding sentence, the Company shall request such directors of the Company to resign as may be designated by Merger Sub in a writing delivered to the Company. Immediately upon the first purchase of and payment for Shares by Merger Sub or any of its Affiliates pursuant to the Offer, the Company shall, if requested by Purchaser, also cause directors designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) of each committee of the Board as is on the Board. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, the Company shall use its commercially reasonable efforts to assure that there shall be until the Effective Time (as hereinafter defined) at least two Continuing Directors. In addition to any indemnification rights pursuant to this Agreement or the Company's Articles of Incorporation, as amended, and Bylaws, the Continuing Directors as a group shall be entitled to retain independent legal counsel at Company expense if and to the extent that issues are presented to them that involve a conflict of interest for Company counsel. The Company and its Board of Directors shall promptly take all actions as may be necessary to comply with their obligations under this Section 1.3(a). If at any time prior to the Effective Time there shall be in office only one Continuing Director for any reason, the Board shall be entitled to appoint a person who is not an officer or employee of the Company or any of its Subsidiaries designated by the remaining Continuing Director to fill such vacancy (and such person shall be deemed to be a Continuing Director for all purposes of this Agreement), and if at any time prior to the Effective Time no Continuing Directors then remain, the other directors of the Company then in office shall use their commercially reasonable efforts to designate two persons to fill such vacancies who are not officers or employees or Affiliates of the Company, its Subsidiaries, Purchaser or Merger Sub or any of their respective Affiliates (and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement).

     (ii) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser's designees to be elected to the Board. Purchaser and Merger Sub will supply the Company with, and will be solely responsible for any information with respect to them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1, and the Company's obligations shall be conditioned upon receipt of such information, nor shall the Company be required to take any course of action that would, upon advice of counsel, be reasonably likely to violate applicable Law.

     (iii) Following the election of Purchaser's designees to the Board pursuant to this Section 1.4 and prior to the Effective Time, (i) any material amendment or termination of this Agreement by the Company, (ii) any material extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Merger Sub under this Agreement, or (iii) any waiver of any of the Company's rights hereunder or any other action that could adversely effect in any material respect the rights of the Company's stockholders hereunder shall, in any such case, require the concurrence of a majority of the Continuing Directors then in office. If at any time prior to the Effective Time there shall be in office less than two Continuing Directors, the provisions of the last sentence of Section 1.4(a) shall apply to appoint persons who shall be deemed to be Continuing Directors for purposes of this Section 1.4(c). Following their appointment, and prior to the Effective Time, neither Purchaser nor Merger Sub shall without cause take any action to remove the Continuing Directors.

                                       2.
                                   THE MERGER

(a) The Merger.

     Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the NRS. At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the NRS and the separate existence of Merger Sub shall thereupon cease and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the Laws of the State of Nevada as a wholly-owned Subsidiary of Purchaser. It is intended that the Merger shall constitute a taxable purchase of the Shares by Purchaser for federal, state and local tax purposes.

(b) The Closing; Effective Time.

     (i) The closing of the Merger (the "Closing") shall take place at the offices of Bingham McCutchen LLP, 355 South Grand Avenue, Los Angeles, California 90071, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date that all of the closing conditions set forth in Article VII have been satisfied or waived (if waivable), unless another time, date or place is agreed upon in writing by the parties hereto.

     (ii) Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Nevada articles of merger in accordance with the NRS (the "Articles of Merger") executed in accordance with the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS in order to effect the Merger. The Merger shall become effective upon the filing of the Articles of Merger or at such other time as is agreed by the parties hereto and specified in the Articles of Merger. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

(c) Conversion of the Shares.

     At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

     (i) Each Share that is owned by Purchaser or Merger Sub, or that is owned by the Company as treasury stock, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (ii) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.3(a) and Dissenting Shares) shall automatically be converted into the right to receive the Offer Price in cash (the "Merger Consideration"), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 2.4, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.4.

     (iii) Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Tender of and Payment for Certificates.

     (i) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares (other than Shares held by Purchaser, the Company and any of their respective Subsidiaries and Dissenting Shares) in connection with the Merger (the "Paying Agent") to receive in trust, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.3(b). Purchaser shall deposit such aggregate Merger Consideration with the Paying Agent at the Effective Time. Such aggregate Merger Consideration shall be invested by the Paying Agent as directed by Purchaser.

     (ii) Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.3(b) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 2.3(b).

     (iii) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (iv) At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent nor any party hereto shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (v) In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in such sum as Purchaser may reasonably direct as indemnity against any claim that may be made against any party hereto or the Surviving Corporation with respect to such Certificate(s), the Paying Agent will disburse the Merger Consideration pursuant to Section 2.3(b) payable in respect of the Shares represented by such lost, stolen or destroyed Certificate(s).

     (vi) Purchaser and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any such amounts as are required under Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Purchaser or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser or Merger Sub.

(e) Options; Convertible Notes.

     (i) With respect to all outstanding Options granted under the Option Plans or otherwise, at the Effective Time, subject to the terms and conditions set forth in this Section 2.5(a), each holder of an Option will be entitled to receive from the Company, and shall receive, in settlement of such Option the applicable Cash Amount. Notwithstanding the foregoing, (i) payment of the Cash Amount is subject to written acknowledgement by the holder of the Option, in a form acceptable to the Surviving Corporation, that no further payment is due to such holder on account of any Option and all of such holder's rights under such Options have terminated and (ii) with respect to any Person subject to Section 16(a) of the Exchange Act, any Cash Amount to be paid to such Person in accordance with this Section 2.5(a) shall be paid as soon as practicable after the payment can be made without liability to such Person under Section 16(b) of the Exchange Act.

     (ii) As of the Effective Time, except as provided in this Section 2.5, all rights under any Option and any provision of the Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled and the Company Board of Directors has adopted a resolution authorizing and directing the officers of the Company to give notice to each Option holder of the treatment of the Options agreed to herein, such notice to be in a form reasonably acceptable to Purchaser.

     (iii) Purchaser and the Company agree to cooperate to permit and encourage the cashless exercise of Options prior to the Effective Time, including the collection of all applicable tax withholding by the Company.

     (iv) Subject to Section 6.8 and as provided under the Indenture, on and after the Effective Time, the Convertible Notes will be convertible only into cash in an amount equal to the amount that the holders of Convertible Notes would be entitled to receive in the Merger if they had validly converted their Convertible Notes into Shares immediately prior to the Effective Time.

(f) Dissenting Shares.

     Notwithstanding any provision of this Agreement to the contrary, each outstanding Share, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such Shares in accordance with the NRS and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration into which Shares are converted pursuant to Section 2.3(b), but the holder thereof shall be entitled only to such rights as are granted by the NRS. Notwithstanding the immediately preceding sentence, if any holder of Shares who demands dissenters' rights with respect to its Shares under the NRS effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 2.3(b), without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares. After the Effective Time, Purchaser shall cause the Company to make all payments to holders of Shares with respect to such demands in accordance with the NRS. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any Shares, withdrawals of such notices, and any other instruments served pursuant to the NRS and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Shares under the NRS. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for Shares or offer to settle or settle any such demands.

(g) Articles of Incorporation and Bylaws.

     At and after the Effective Time until the same have been duly amended, (i) the Articles of Incorporation of the Surviving Corporation shall be identical to the Articles of Incorporation of Merger Sub in effect at the Effective Time and
(ii) and the Bylaws of the Surviving Corporation shall be identical to the Bylaws of Merger Sub in effect at the Effective Time.

(h) Directors and Officers.

     At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, except as Merger Sub shall otherwise provide in writing, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

(i) Other Effects of the Merger.

     The Merger shall have all further effects as specified in the applicable provisions of the NRS.

(j) Additional Actions.

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                       3.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The following representations and warranties by the Company to Purchaser and Merger Sub are qualified by the disclosures in the correspondingly numbered sections of the Disclosure Letter. Any information set forth in one section of the Disclosure Letter will be deemed to apply to each other section or subsection of this Agreement to which its relevance is readily apparent. Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has or is reasonably likely to have a Material Adverse Effect. The Company hereby represents and warrants to Purchaser and Merger Sub as follows:

(a) Due Incorporation and Good Standing.

     The Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Section 3.1 of the Disclosure Letter, the Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except for jurisdictions in which the failure to be so qualified or authorized has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Purchaser accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company and each of its Subsidiaries.

(b) Capitalization.

     (i) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. As of the close of business on July 30, 2007, (i) 8,438,615 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding,
(iii) 1,329,900 shares of Common Stock were reserved for issuance pursuant to outstanding Options and (iv) 2,897,768 shares of Common Stock are reserved for issuance upon conversion of the Convertible Notes. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Options or upon conversion of the Convertible Notes will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Company Capital Stock. None of the outstanding securities of the Company have been issued in violation of any federal or state securities Laws.

     (ii) Section 3.2(b) of the Disclosure Letter lists all Options outstanding as of the date hereof, the name of the holder of each Option, the date of grant and the exercise price of such Option, the number of shares of Common Stock as to which such Option has vested, the vesting schedule for such Option, a summary of any acceleration provisions or milestones, and whether the exercisability of such Option will be accelerated in any way by the transactions contemplated under this Agreement, and indicates the extent of acceleration, if any.

     (iii) Except as set forth in Section 3.2(a) or in Section 3.2(b) of the Disclosure Letter, the Company has no outstanding Equity Rights or Voting Debt and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock.

(c) Subsidiaries.

     Section 3.3 of the Disclosure Letter contains an accurate list of all of the Company's Subsidiaries and indicates for each such Subsidiary the outstanding capital stock of such Subsidiary and the owner of such capital stock. All of the outstanding shares of capital stock of each of the Company's Subsidiaries (a) are duly authorized, validly issued, fully paid and nonassessable, (b) were issued free of preemptive rights and in compliance with applicable Laws and (c) are not subject to any Encumbrances. No Subsidiary has any outstanding Equity Rights or Voting Debt.

(d) Authorization; Binding Agreement.

     The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Offer and the Merger, have been duly and validly authorized and approved by the Board, such approval is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the provisions of Section 78.438 of the NRS such that said provision will not apply to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger contemplated hereby (other than the requisite approval of the Merger by the stockholders of the Company in accordance with the NRS). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable Enforceability Exceptions.

(e) Governmental Approvals.

     Except as set forth in Section 3.5 of the Disclosure Letter, no Consent of, from or with any Governmental Authority on the part of the Company or any of its Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement, the Offer, the Merger or the consummation by the Company of the other transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in accordance with the NRS, (ii) filings with the SEC and state securities Laws administrators, (iii) the Company Permits as set forth in Section 3.11 of the Disclosure Letter and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

(f) No Violations.

     Assuming the accuracy of the Purchaser's representations and warranties and performance of the Purchaser's covenants hereunder, the execution and delivery of this Agreement, the Offer, the Merger, the consummation of the Merger contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) violate or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of the Company or any of its Subsidiaries, (ii) except as set forth on Section 3.6 of the Disclosure Letter, require any Consent under or result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract, (iii) except as set forth on Section 3.6 of the Disclosure Letter, result in the creation or imposition of any Encumbrances of any kind upon any of the assets of the Company, other than Permitted Encumbrances or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5, contravene any applicable provision of any Law to which the Company or any of its assets or properties is subject.

(g) SEC Filings; Financial Statements.

     (i) Except as disclosed in Company SEC Reports (as defined below) or as set forth in Section 3.7(a) of the Disclosure Letter, the Company has filed all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2004 under the Exchange Act or the Securities Act. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof until the date of first acceptance of the Shares) filed since January 1, 2004 are referred to herein as the "Company SEC Reports." At the time when filed (or if amended or superseded by a subsequent filing prior to the date hereof then on the date of such later filing), except as otherwise disclosed in such Company SEC Reports, the Company SEC Reports (i) as amended to date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (ii) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports as amended to date (the "Financial Statements"), including each Company SEC Report filed after the date hereof until the Closing, (i) was prepared from, is in accordance with and accurately reflects in all material respects, the Company's books and records as of the times and for the periods referred to therein, (ii) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (iv) fairly presented, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments, and (v) was prepared in all material respects from and in accordance with the Company's books and records.

     (iii) The Company has heretofore made available to Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     (iv) Section 3.7(d) of the Disclosure Letter sets forth a complete list of all effective registration statements filed on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act on which there remain unsold securities.

     (v) Except as provided in Section 3.7(e) of the Disclosure Letter, the Financial Statements for the periods beginning January 1, 2006 do not contain any material item of non-recurring revenue or expense outside the ordinary course of business.

     (vi) Except as provided in Section 3.7(f) of the Disclosure Letter, the Company maintains account records which fairly and validly reflect its transactions that are material, individually or in the aggregate, for purposes of financial statement preparation as agreed to by the Company and its auditors, and maintains accounting controls sufficient to provide reasonable assurances that such material transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Except for items disclosed in the Company SEC Reports: (i) the Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to the Company is made known to the Chief Executive Officer and Chief Financial Officer; (ii) to the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, it being understood that the Company has not for the previous two fiscal years, nor the current fiscal year, performed tests, followed procedures or audited its internal controls, under Section 404 of the Sarbanes-Oxley Act of 2002, and
(iii) to the Knowledge of the Company, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

(h) Absence of Certain Changes.

     Except as disclosed in Section 3.8 of the Disclosure Letter, since December 31, 2006, the Company and its Subsidiaries have conducted their respective business in the ordinary course and no event or circumstance has occurred that has had, or would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.8 of the Disclosure Letter or in connection with the execution or performance of this Agreement or the transactions contemplated hereby, since December 31, 2006, neither the Company nor any of its Subsidiaries has:

     (i) declared, set aside or paid any dividend or other distribution or payment (whether in cash, stock or property) with respect to the capital stock or other equity securities of the Company or made any redemption purchase or other acquisition of any of the securities of the Company or made any other payment to any stockholder of the Company (in such capacity);

     (ii) (i) borrowed any amount or incurred any material expenses or obligations of any kind (whether contingent or otherwise) or (ii) entered into any material transactions or waived any material rights or entered into any transactions or waived any rights, in each case other than in the ordinary course of business;

     (iii) waived any material right or compromised or settled any material litigation or arbitration proceeding;

     (iv) materially increased the level of benefits under any Employee Plan, or entered into or amended any employment agreement, employment arrangement, retention agreement, severance agreement, change of control agreement or similar agreement with any officer, director or employee of the Company or any of its Subsidiaries;

     (v) increased the wage or salaries of employees other than as set forth in the annualized salary amounts on Section 3.8 of the Disclosure Letter;

     (vi) amended in any material respect other than change orders or statements of work, rescinded or terminated (and not renewed) any Material Contract or permitted any Material Contract with a customer capable of renewal or extension to expire or terminate (and not be renewed) by its terms or entered into any Material Contract, in each case outside of the ordinary course of business;

     (vii) made any individual capital expenditure in excess of $100,000 or made any capital investment in or loan to, or any acquisition of the securities or assets of, any other Person. The aggregate amount of capital expenditures for the period beginning January 1, 2007 through and including May 31, 2007 is set forth on Section 3.8 of the Disclosure Letter, and for the period beginning June 1, 2007 through and including the date hereof, all capital expenditures have been made in the ordinary course consistent with Company's past practices;

     (viii) sold, transferred, disposed of, encumbered or agreed to sell, transfer, dispose of or encumber, any material assets of the Company or any Subsidiary other than in the ordinary course of business;

     (ix) accelerated the collection of accounts receivable or delayed or failed to pay accounts payable or any other material obligation when due, other than in the ordinary course of business, or any accounts payable or other material obligation contested in good faith;

     (x) made any change in its method of accounting or accounting practices for financial reporting purposes, made a material revaluation of any of its assets or liabilities (including any material write-offs, material increases or decreases in any reserves or any material write-up of the value of inventory, property, plant, equipment or any other asset in excess of $100,000 in the aggregate, except as may be required by GAAP) or made a material change in Tax accounting methods, material Tax elections or amendments or revocation thereof, or settled or compromised any material Tax dispute with respect to the Company;

     (xi) engaged in any merger, consolidation, dissolution, liquidation, sale of a material portion of the assets of, or a material reduction in force of, the Company, any of its Subsidiaries or their respective business divisions;

     (xii) materially changed the amount of insurance coverage provided by any insurance policies;

     (xiii) suffered any non-issuance of a surety bond or suffered a material increase in premium for comparable surety bonds;

     (xiv) suffered the material loss, damage or destruction of any material asset or property (whether or not covered by insurance); or

     (xv) authorized or agreed, whether in writing or otherwise, to take any action described in clauses (a) through (n) of this Section 3.8.

(i) Absence of Undisclosed Liabilities.

     Except (i) as disclosed in the Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006 or (iii) as set forth on Section 3.9 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any material liabilities or obligations that would be required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or in the notes thereto, or that would be classified as an off-balance sheet arrangement within the meaning of Item 303(a)(4) of Regulation S-K under the Securities Act.

(j) Compliance with Laws.

     Since January 1, 2003, except as set forth on Section 3.10 of the Disclosure Letter: (a) the respective businesses of the Company and its Subsidiaries have been operated in material compliance with all Laws applicable thereto; and (b) to the Knowledge of the Company, the Company and its Subsidiaries have reported to applicable Governmental Authorities any material violations of Law by them.

(k) Permits.

     Section 3.11 of the Disclosure Letter lists all material permits, certificates, licenses, approvals and other authorizations of Governmental Authorities required in connection with the operation of the Company's and its Subsidiaries' respective businesses (collectively, "Company Permits"). Neither the Company nor any of its Subsidiaries is in material violation of any Company Permit. No proceedings are pending or, to the Knowledge of the Company, threatened in writing, to revoke or limit any Company Permit and none of the Company Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the Merger contemplated hereby.

(l) Litigation.

     Except as disclosed in Section 3.12 of the Disclosure Letter, there is no Litigation pending before any Governmental Authority or, to the Knowledge of the Company, threatened in writing and, to the Knowledge of the Company, there is no investigation pending by any Governmental Authority, against the Company, its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or any of its Subsidiaries or, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, or alter or delay the Offer or the Merger, or that would reasonably be expected to have a Material Adverse Effect. Except as disclosed in
Section 3.12 of the Disclosure Letter, there is no Litigation that the Company or any of its Subsidiaries have initiated against other parties. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or would reasonably be expected to limit or impair any current business practice of the Company or its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

(m) Material Contracts; Payments and Performance and/or Surety Bonds.

     (i) Section 3.13(a) of the Disclosure Letter lists all of the following contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof:

         (1) any contract involving the sale of goods and/or performance of services by the Company, any of its Subsidiaries or any Business Unit as a prime contractor pursuant to which revenues of at least $200,000 were derived for fiscal year 2006, pursuant to which revenues in excess of $100,000 have been received during the period beginning January 1, 2007 through and including May 31, 2007, or pursuant to which the Company has a backlog in excess of $100,000 outstanding as of June 30, 2007;

         (2) any contract involving the sale of goods and/or performance of services by the Company, any of its Subsidiaries or any Business Unit as a subcontractor pursuant to which revenues of at least $200,000 were derived for fiscal year 2006, pursuant to which revenues in excess of $100,000 have been received during the period beginning January 1, 2007 through and including May 31, 2007, or pursuant to which the Company has a backlog in excess of $100,000 outstanding as of June 30, 2007;

         (3) any contract pursuant to which the Company and its Subsidiaries paid more than $200,000 in fiscal year 2006, pursuant to which the Company and its Subsidiaries paid more than $100,000 during the period beginning January 1, 2007 through and including May 31, 2007, or pursuant to which the Company has an account payable or future performance or purchase obligation, which liabilities are in excess of $100,000 outstanding as of June 30, 2007, provided that intercompany contracts need only be disclosed if they invoke a value or backlog of $500,000 or more;

         (4) any contract, other than the Convertible Notes, which restricts the ability of the Company or any Subsidiary to (i) pay dividends or make distributions in respect of the Company's or any of its Subsidiaries' capital stock, (ii) prepay any Indebtedness, (iii) incur Indebtedness or (iv) grant any Encumbrance on any of its properties or assets;

         (5) any employment contract or any consulting agreement that required aggregate payments by the Company or any of its Subsidiaries of more than $100,000 in fiscal year 2006 or pursuant to which payments in excess of $100,000 are anticipated to be made in fiscal year 2007;

         (6) any real property leases;

         (7) any contract to be performed in whole or in part after the date hereof that provides for the making of capital expenditures by the Company or any of its Subsidiaries in excess of $50,000;

         (8) any contract relating to Indebtedness;

         (9) any contract relating to any loan or advance by the Company or any of its Subsidiaries to, or investment by the Company or any of its Subsidiaries in, any Person;

         (10) any joint venture agreement or contract involving a sharing of profits;

         (11) any guarantee or other contingent liability in respect of any Indebtedness or obligation of any Person;

         (12) any guarantee by another Person of any obligation (contingent or otherwise) of the Company or any of its Subsidiaries, including all performance bonds or surety bonds and any other agreement to serve as a surety or other guarantor of performance of the Company or any Subsidiary's obligations;

         (13) any contract limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

         (14) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any of its Subsidiaries, other than in the ordinary course of business; and

         (15) any contract requiring the Company or any of its Subsidiaries to indemnify or hold harmless any Person, including any purchaser and/or licensee with respect to the Company Intellectual Property or Licensed Intellectual Property or any Person who was a director or executive officer of an entity acquired by the Company or any of its Subsidiaries and who did not become an employee, director or officer of the Company or any of Subsidiaries, but excluding purchase orders and other revenue producing contracts entered into in the ordinary course of business.

     (ii) Except as set forth on Section 3.13(b) of the Disclosure Letter, the Company has furnished or made available to Purchaser, or filed with the SEC, complete and accurate copies of each Material Contract, other than those portions of Material Contracts the Company is not permitted to make available pursuant to applicable nondisclosure obligations imposed by Law or by the Material Contract. Except as set forth on Section 3.13(b) of the Disclosure Letter, each Material Contract is a legal, valid and binding obligation of the Company or one of its Subsidiaries, to the Knowledge of the Company, is in full force and effect, and is enforceable by the Company or one of its Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth on Section 3.13(b) of the Disclosure Letter, the Company and its Subsidiaries have duly performed all of their respective material obligations under each Material Contract to the extent those obligations have accrued and no material default, violation, or breach by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party, under any contract has occurred which, in any material respect, affects the enforceability of such Material Contract or any counterparties' rights thereunder, including rights of termination, modification and acceleration.

     (iii) Section 3.13(c) of the Disclosure Letter sets forth all payment and performance and/or surety bonds, or contracts relating to payment and performance and/or surety bonds, including any agreements with insurance brokers or other intermediaries relating to such payment and performance and/or surety bonds, maintained by, or on behalf of, the Company, setting forth the name of the issuer of each such bond, the holder of each such bond, information concerning any claim in excess of $10,000 asserted thereunder and other material information. Such bonds are in full force and effect on the date hereof and the Company has not received any notice from the issuer of any such bonds that such issuer is unwilling to continue to provide such bonds to the Company.

(n) Intellectual Property.

     (i) The Company or one of its Subsidiaries owns, and/or is licensed or otherwise possesses rights to: (i) all patents and patent applications existing, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, technology, computer programs and software; (iii) trade secrets, including confidential and other non-public information; (iv) writings, designs, copyrights, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; (vi) internet websites, domain names and applications and registrations pertaining thereto; and (vii) other intellectual property rights, in each case to the extent necessary to operate the respective businesses of the Company and its Subsidiaries as currently conducted (collectively, "Company Intellectual Property") except as would not be material.

     (ii) To the Knowledge of the Company, there are no infringements of any Company Intellectual Property by any third party and the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted or as currently planned to be conducted does not infringe in any material respect any proprietary right of a third party except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries. There are no actions pending or, to the Knowledge of the Company, threatened, asserting the invalidity, misuse, infringement or unenforceability of any material Company Intellectual Property, except as has not been and would not reasonably be expected to be material. Since January 1, 2003, the Company has not received any written notice alleging any infringement, misappropriation, or violation of any intellectual property rights of another Person or notice or claim challenging the Company's ownership of the Company Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect.
Section 3.14(b) of the Disclosure Letter sets forth all of the material registered intellectual property constituting a part of the Company Intellectual Property.

     (iii) All Company Intellectual Property owned by the Company or its Subsidiaries is owned free and clear of Encumbrances, except as set forth on
Section 3.14(c) of the Disclosure Letter, except for Permitted Encumbrances or except as would not individually or in the aggregate reasonably be expected to be material to the business of the Company.

     (iv) Section 3.14(d) of the Disclosure Letter sets forth a complete list of all material licenses, sublicenses and other agreements in which the Company or any of its Subsidiaries have granted rights to any Person to make, use, sell, distribute or service any products or services which utilize or incorporate the Company Intellectual Property and a separate list of all material licenses, sublicenses and other agreements in which the Company or any of its Subsidiaries has received rights from any Person to use the Company Intellectual Property, in each case to the extent necessary to operate the respective businesses of the Company and its Subsidiaries as currently conducted in all material respects (and excluding grants of rights embedded in customer Contracts consistent with past practice and commercial off-the-shelf software with a total acquisition cost of less than $100,000) (the "Licensed Intellectual Property"). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries will, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in material breach of any license, sublicense or other agreement relating to the Licensed Intellectual Property. Except as would not be material, the Company and its Subsidiaries have the right to use the Licensed Intellectual Property pursuant to the terms of the applicable license agreement.

     (v) The Company or one of its Subsidiaries own or have the right to use all computer software currently used in and material to their businesses, except as would not reasonably be expected to have a Material Adverse Effect.

     (vi) Except as set forth on Section 3.14(f) of the Disclosure Letter, to the Knowledge of the Company, no Company Intellectual Property (including any component thereof) is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that by its terms (i) requires, or conditions the use or distribution of such Company Intellectual Property on the disclosure, licensing, or distribution of any source code for any material portion of such Company Intellectual Property, or (ii) otherwise imposes any material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Intellectual Property.

     (vii) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, the Company employs reasonable security measures to protect the value of the Company Intellectual Property. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in breach of any contract with any former employer or other Person concerning intellectual property rights or confidentiality, except as would not be material.

(o) Employee Benefit Plans.

     (i) Section 3.15(a) of the Disclosure Letter lists, with respect to the Company and its Subsidiaries and any ERISA Affiliate, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) loans to officers and directors (other than advances for expense reimbursements incurred in the ordinary course of business) and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit or dependent care, life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, agreements or arrangements,
(iv) other fringe or employee benefit plans, programs, agreements or arrangements of the Company and its Subsidiaries and (v) any employment, change of control, retention or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any of its Subsidiaries remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any of its Subsidiaries (each, an "Employee Plan").

     (ii) The Company has made available to Purchaser a copy of each Employee Plan and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications required under
Part 1 of ERISA and relating thereto) and has, with respect to each Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the most recent plan year. Any Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also made available to Purchaser the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Employee Plan, and, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Section 401(a) of the Code.

     (iii) There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or by any trusts created thereunder or any trustee or administrator thereof, with respect to any Employee Plan which would reasonably be expected to have, in the aggregate, a Material Adverse Effect. Each Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, and the Company and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and, to the Knowledge of the Company, there is no material default or violation by any other party to, any of the Employee Plans, except as disclosed in Section 3.15(c) of the Disclosure Letter. Neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4976 through 4980 of the Code or ERISA with respect to any of the Employee Plans, except as disclosed in Section 3.15(c) of the Disclosure Letter. All contributions and premiums required to be made by the Company or any ERISA Affiliate to any Employee Plan have been made on or before their due dates, except as disclosed in Section 3.15(c) of the Disclosure Letter. Each Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms. With respect to each Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA maintained by the Company or any of its Subsidiaries, the Company has prepared in good faith and timely filed all requisite material governmental reports and has in good faith and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Employee Plan. No suit, administrative proceeding, action or other litigation has been brought or, to the Knowledge of the Company, is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor, other than routine claims for benefits.

     (iv) With respect to each Employee Plan, the Company and its Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except where the failure to comply with the applicable requirements of such Laws would not reasonably be expected to have a Material Adverse Effect.

     (v) Except as disclosed in Section 3.15(e) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director or consultant of the Company or any of its Subsidiaries to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise, and whether or not combined with a termination or resignation of employment), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company, or (iii) accelerate the time of payment or vesting of Options, or increase the amount of compensation due any such employee, director or consultant.

     (vi) No amounts payable under any of the Employee Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability will not be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Employee Plans contains any provision requiring a gross-up pursuant to Section 280G of the Code or similar tax provisions.

     (vii) No Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of its Subsidiaries after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

     (viii) There has been no amendment to, written or oral interpretation or announcement by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in the Financial Statements.

     (ix) Except as set forth in Section 3.15(i) of the Disclosure Letter, neither the Company nor any ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) "multiemployer plan" as defined in
Section 3(37) of ERISA.

     (x) Section 3.15(j) of the Disclosure Letter sets forth each written employment, compensation and employee benefit plan, program or arrangement known to the Company with respect to Persons with no U.S. source income, as defined in
Section 862 of the Code, and who provide or have provided services to the Company, any of its Subsidiaries or any ERISA Affiliate.

(p) Taxes and Tax Returns.

     (i) Except as set forth on Section 3.16(a) of the Disclosure Letter, the Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it and its Subsidiaries, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Financial Statements have been established or which are immaterial in amount. There are no claims or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in any Tax, and neither the Company nor any of its Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Financial Statements have been established or claims or assessments which are being contested in good faith or which are immaterial in amount). Neither the Company nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any Subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any Taxes shown to be due on any material Tax Return. There are no liens for material amounts of Taxes on the assets of the Company or any of its Subsidiaries, except for statutory liens for current Taxes not yet due and payable.

     (ii) The Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (to any Person that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (iii) The Company is not and (i) has not been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) except as set forth on Section 3.16(c) of the Disclosure Letter, has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

     (iv) The Company has not made any change in its Tax accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a Material Adverse Effect following the Closing.

     (v) Except as set forth on Section 3.16(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is being audited by any taxing authority or to the Knowledge of the Company has been notified by any tax authority that any such audit is contemplated or pending.

(q) Finders and Investment Bankers and Other Fees.

     Except as set forth in Section 3.17 of the Disclosure Letter, neither the Company nor any of its officers or directors has employed or will employ any broker or finder, or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. Section 3.17 of the Disclosure Letter sets forth a good faith estimate of any brokerage fees, commissions, finders' fees, opinion fees, accounting fees, legal fees, printing and mailing expenses, payments due under any change of control or retention agreements, costs and other material expenses payable in connection with the transactions contemplated hereby through the time of the first acceptance for payment of Shares tendered in the Offer.

(r) Fairness Opinion.

     The Company has received from USBX Advisory Services LLC, its financial advisor, a written opinion addressed to it for inclusion in the Schedule 14D-9 and the Proxy Statement to the effect that the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders (other than Purchaser, Merger Sub or their respective Affiliates) from a financial point of view.

(s) Insurance.

     The Company and its Subsidiaries maintain insurance policies in such amounts as are commercially reasonable and customary for the businesses in which the Company and its Subsidiaries are engaged. Except as set forth on Section
3.19 of the Disclosure Letter, since January 1, 2004, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy or (ii) refusal of any coverage or rejection of any material claim under any insurance policy. Except as set forth in Section 3.19 of the Disclosure Letter, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Company or any of its Subsidiaries that would reasonably be expected to be material. With respect to each material legal proceeding that has been filed against the Company, the Company has provided written notice of such legal proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such legal proceeding, or informed the Company of its intent to do so.

(t) Vote Required.

     The affirmative vote of the holders (including Merger Sub following its acceptance of Shares for payment under the Offer) of more than 60% of the outstanding shares of Common Stock, if necessary to approve the Merger, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. Other than any actions described in the preceding sentence, the Company has taken all actions necessary under the NRS to approve the Offer and the Merger. The Board, at a meeting duly called and held, has approved the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement.

(u) Title to Properties.

     (i) Section 3.21(a) of the Disclosure Letter sets forth a complete list of all (i) real property owned in fee by the Company or any of its Subsidiaries (the "Owned Real Property") and (ii) real property leased by the Company or any of Subsidiaries (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"). The Real Property listed in Section 3.21(a) of the Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of the Company and its Subsidiaries. Except as set forth on Section 3.21(a) of the Disclosure Letter, the Company and its Subsidiaries have good and valid title to the Owned Real Property and a valid leasehold interest in the Leased Real Property, in each case free of all Encumbrances other than Permitted Encumbrances, and the consummation of the transactions contemplated hereby will not create any Encumbrance (other than Permitted Encumbrances) on any of the Real Property. The Company and its Subsidiaries enjoy in all material respects, peaceful possession and quiet enjoyment under all leases of Leased Real Property.

     (ii) Section 3.21(b) of the Disclosure Letter sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $75,000 or more, that is owned or leased by the Company or any of its Subsidiaries that is material to and used in their respective businesses as of the date hereof (such property being referred to collectively as the "Personal Property"). All of the Personal Property is either reflected in the Financial Statements or was acquired since December 31, 2006, except for Personal Property sold since such date in the ordinary course of business. The properties and assets of the Company and its Subsidiaries comprise all material properties and assets required for the continued conduct in all material respects of their respective businesses as now being conducted and are adequate for the purposes for which such properties and assets are currently used or held for use (other than such inadequacies that are not, individually or in the aggregate, material) and are in reasonably good repair and operating condition (subject to normal wear and tear). Except as set forth on Section 3.21(b) of the Disclosure Letter, the Company or one of its Subsidiaries is in possession of and has good and valid title to all Personal Property, free and clear of all Encumbrances, except for Permitted Encumbrances, and the consummation of the transactions contemplated hereby will not create any Encumbrance (other than Permitted Encumbrances) on any of the Personal Property.

(v) Employee Matters.

     (i) Except as set forth on Section 3.22(a) of the Disclosure Letter, there are no actions, suits or labor disputes pending, or threatened involving the Company or any of its Subsidiaries and any of their employees or former employees. Since January 1, 2005, there has been: (i) to the Knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company or any of its Subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. Except as set forth on Section 3.22(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of its Subsidiaries and no such agreement is currently being negotiated.

     (ii) The Company and its Subsidiaries (i) are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and are not engaged in any unfair labor practice, (ii) are not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iii) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

     (iii) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

     (iv) Section 3.22(d) of the Disclosure Letter contains a true and complete list of (i) the names of all members of the Board and elected and appointed officers of the Company, whose base salary is in excess of $100,000, together with such officer's title, annual base salary and bonus arrangements, (ii) the name of each non-officer employee, his or her employer, immigration status, position, location of employment, length of service and current annual rates of salary and other compensation payments due all such employees (other than routine payroll matters) and (iii) the name and most recent position of each employee of the Company or any of its Subsidiaries whose base salary is in excess of $100,000 and who has resigned or whose employment has otherwise been terminated within the ninety day period ending on the date of this Agreement. No key employee, director or officer of the Company or any of its Subsidiaries has given notice to the Company, nor is the Company otherwise aware of any information that would lead it to reasonably believe that any such person will or may cease to be engaged by the Company or any of its Subsidiaries for any reason prior to the Effective Time.

(w) Environmental Matters.

     Except as set forth on Section 3.23 of the Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor any third party has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on any Real Property, any Hazardous Substance, (ii) no release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from any Real Property in violation of any Environmental Law has occurred, (iii) no discharge of pollutants or effluents into any water source or system, and no dredging or filling of any waters or discharge into the air of any emissions in violation of any Environmental Law, has occurred, (iv) there are no substances or conditions in or on any Real Property that would reasonably be expected to support a claim or cause of action under any Environmental Law, and (v) there are no above ground or underground Hazardous Substance tanks that have been located under, in or about any Real Property which have been subsequently removed or filled and which would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, none of the matters disclosed under Item 3 of the Company's Annual Report on Form 10-K filed with the SEC for fiscal year 2006 is anticipated to result in any material liability to the Company or any of its Subsidiaries.

(x) Transactions with Affiliates.

     All transactions, agreements, arrangements or understandings between the Company or any of it Subsidiaries, on the one hand, and the Company's Affiliates or other Persons, on the other hand, that would be required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act, have been so disclosed, and each such transaction at the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company and its Subsidiaries as would have been obtainable in a similar transaction with an unaffiliated third party.

(y) Inventory.

     All inventories reflected in the Financial Statements are of a quality and quantity saleable in the ordinary course of business of the Company and its Subsidiaries, other than inventory for which a reserve has been taken on the Financial Statements. The values of the inventories stated in the Financial Statements reflect the normal inventory valuation policies of the respective businesses of the Company and its Subsidiaries and were determined in accordance with principles and methods consistently applied. Purchase commitments for raw materials and parts are not in excess of normal requirements, and none is at a price materially in excess of current market prices.

(z) Product Liability and Warranty.

     Each product sold or otherwise delivered by the Company or any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any liability (and, to the Knowledge of the Company, there are no latent or patent defects in any previously sold products that would give rise to litigation against the Company) for replacement or repair of any such products or other damages in connection therewith which would reasonably be expected to result in a Material Adverse Effect. The Company does not have any material liability, and, to the Knowledge of the Company, there are no latent or patent defects in any previously sold products that would give rise to any material liability, arising out of any injury to individuals or property as a result of the ownership, possession or use of a product manufactured, sold, leased, or delivered by the Company prior to the Closing Date, except as would not reasonably be expected to result in a Material Adverse Effect.

(aa) Customers and Suppliers.

     (i) Except as set forth in Section 3.27(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is involved in any material claim, dispute or controversy with any of the ten (10) largest customers for each of the Business Units for the fiscal year 2006 and, if different, the six-month period ended June 30, 2007 (each, a "Material Customer"), (ii) is involved in any material claim, dispute or controversy with any of its other customers that, individually or in the aggregate, could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or (iii) has received any notice from or on behalf of any Material Customer, or prime contractor to any Material Customer alleging any material non-performance by the Company or any of its Subsidiaries under any contract, or any act or omission that would reasonably be expected to give rise to a right of termination or material reduction in purchases under any Material Contract, which has not been resolved.

     (ii) With respect to the ten (10) largest suppliers for each of the Business Units for the fiscal year 2006 and, if different, the six-month period ended June 30, 2007 (each, a "Material Supplier"), except as set forth on
Section 3.27(b) of the Disclosure Letter, (i) each Material Supplier continues to be a supplier to the Company and/or its Subsidiaries, (ii) no Material Supplier has materially reduced its business with the Company and the Subsidiaries or, to the Knowledge of the Company has indicated in writing that it intends to materially reduce its business with the Company or any Subsidiary,
(iii) no Material Supplier has terminated its relationship with the Company or the business of the Company or, to the Knowledge of the Company, has threatened in writing to do so, and (iv) the Company is not involved in any material claim, dispute or controversy with any Material Supplier. Except as set forth in
Section 3.27(b) of the Disclosure Letter, the Company is not involved in any material claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, would reasonably be anticipated to be material to the Company and its Subsidiaries taken as a whole, which has not been resolved. Except as set forth on Section 3.27(b) of the Disclosure Letter, no supplier to the Company represents a sole source of supply for goods and services used in the conduct of the business of the Company.

(bb) Government Contracts.

     (i) Except as set forth on Section 3.28(a) of the Disclosure Letter, other than routine inquiries, audits and reconciliations, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is, or since January 1, 2003 has been, (i) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority (except as to routine security investigations), (ii) suspended or debarred from doing business with any Governmental Authority, or (iii) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Authority.

     (ii) To the Knowledge of the Company, there is no pending audit or investigation of the Company or any of its Subsidiaries or of any employee with respect to any alleged irregularity, misstatement or omission arising under or relating to any Contract with a Governmental Authority (each, a "Government Contract"), and since January 1, 2005, neither the Company nor any of its Subsidiaries has made a voluntary disclosure with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract.

     (iii) Except as set forth on Section 3.28(c) of the Disclosure Letter, since January 1, 2006, (i) neither any Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) the Company has not terminated any Government Contract to which the Company is a party, nor has it been notified by any Governmental Authority, any prime contractor, subcontractor or any other Person that any Government Contract to which the Company is a party has been terminated for any reason, and no cure notice or show cause notice is currently in effect pertaining to any Government Contract; and (iii) there are no outstanding material claims or disputes between the Company and any Governmental Authority under any Law or Government Contract, or between the Company and any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract, in each case except as would not be reasonably expected to result in a Material Adverse Effect.

     (iv) Except as set forth on Section 3.28(d) of the Disclosure Letter, since January 1, 2004, (i) the Company has not been suspended or debarred from bidding on contracts or subcontracts with any governmental entity and no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened,
(ii) the Company has not been audited or, to the Knowledge of the Company, investigated and is not now being audited or, to the Knowledge of the Company, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. governmental entity, any law enforcement agency or Government Accounting Office of any state or local government nor, to the Knowledge of the Company, has any such audit or investigation been threatened other than routine inquiries, audits and reconciliations that were resolved without further action. The consummation of the transactions contemplated by this Agreement would not reasonably be expected to result in any such suspension or debarment other than any suspension or debarment due to the actions or status of Purchaser, Merger Sub or their respective Affiliates.

     (v) Section 3.28(e) of the Disclosure Letter lists all Material Contracts which require the Company, any of its Subsidiaries or any of their respective employees to obtain or maintain a security clearance with any Governmental Authority.

(cc) Bank Accounts.

     Section 3.29 of the Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature.

(dd) Corporate Records.

     The minute books of the Company reflect material actions taken from January 1, 2003 to the date hereof by the shareholders, board of directors and committees of the board of directors of the Company, and contain true and complete copies of their respective charters, Bylaws and all amendments thereto for such period.

(ee) Certain Business Practices.

     Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

(ff) Representations Complete.

     None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Disclosure Letter, in any Company SEC Filing or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                       4.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

(a) Due Incorporation and Good Standing.

     Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has heretofore made available to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Purchaser and Merger Sub.

(b) Authorization; Binding Agreement.

     Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Offer and the Merger, have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval by the sole stockholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(c) Governmental Approvals.

     No Consent from or with any Governmental Authority on the part of Purchaser or Merger Sub is required in connection with the execution or delivery by Purchaser or Merger Sub of this Agreement or the consummation by Purchaser or Merger Sub of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in accordance with the NRS, and (ii) filings with the SEC, state securities Laws administrators and the National Association of Securities Dealers, Inc. (the "NASD").

(d) No Violations.

     The execution and delivery of this Agreement, the Offer, the Merger, the consummation of the other transactions contemplated hereby and compliance by Purchaser and Merger Sub with any of the provisions hereof, will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of Purchaser or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Purchaser is a party or by which its assets are bound, (iii) result in the creation or imposition of any Encumbrance of any kind upon any of the assets of Purchaser or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, contravene any Law to which Purchaser or Merger Sub or its or any of their respective assets or properties are subject.

(e) Financing.

     At or prior to the dates that Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, and at the Effective Time, Purchaser and Merger Sub will have sufficient cash and cash equivalents resources available to pay for the Shares that Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger and the aggregate amount required to redeem all outstanding Convertible Notes. Purchaser has provided to the Company
(i) a true and complete copy of executed commitment letters from Clearlake Capital Group, LP to provide equity financing and debt financing in an aggregate amount of $62,000,000 (the "Clearlake Commitment Letters") and (ii) a true and complete copy of an executed commitment letter from Gores Capital Partners II, L.P. and certain of its Affiliates to provide equity financing in an aggregate amount of no less than $55,000,000 (the "Gores Commitment Letter" and, together with the Clearlake Commitment Letters, the "Commitment Letters"). There are no conditions to the funding of the financings described in the Commitment Letters other than the conditions precedent set forth in the Commitment Letters delivered to the Company on the date hereof (the conditions so set forth, the "Disclosed Conditions"), and no Person (other than Purchaser in the case of clause (ii) below) has any right to (i) impose, and Purchaser has no obligation to accept, any condition precedent to such funding other than the Disclosed Conditions or (ii) reduce the amounts of the financing commitments made in the Commitment Letters (subject to the Disclosed Conditions). As of the date of this Agreement, the Commitment Letters are in full force and effect, in all material respects, and there has been no default, action or omission to act that would permit the termination or cancellation of either of the Commitment Letters. The aggregate proceeds to Purchaser or Merger Sub contemplated by the Commitment Letters will be sufficient to enable Purchaser or Merger Sub to acquire all of the Shares pursuant to the Merger, to make all payments in respect of the Options pursuant to this Agreement, to repay or refinance debt as contemplated by the Commitment Letters and to pay fees and expenses related to this Agreement, the Commitment Letters and the transactions contemplated hereby and thereby.

(f)      Disclosure.

None of the representations or warranties made by Purchaser herein or in any Schedule hereto, or in any certificate furnished by Purchaser pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

(g) Finders and Investment Bankers and Other Fees.

     Except as set forth on Schedule 4.7, neither the Purchaser nor Merger Sub, nor any of their respective officers or directors has employed or will employ any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees that would be payable by the Company prior to the Merger in connection with the transactions contemplated hereby.

(h) Information.

     Neither the Schedule TO nor any information supplied by Merger Sub or Purchaser for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC and first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If a Proxy Statement is filed or mailed to stockholders of the Company, the information supplied by Merger Sub or Purchaser for inclusion in the Proxy Statement will not, at the time it is mailed to Shareholders contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any meeting or the solicitation of proxies for such meeting which shall have become incorrect in any material respect. The Schedule TO will, when filed by Purchaser with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(i) No Prior Activities.

     Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the other Offer Documents, the Offer, the Merger and the other transactions contemplated hereby and thereby, Merger Sub has not incurred any obligations or liabilities, or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. As of the date of this Agreement, 100 shares of Merger Sub common stock are outstanding, all of which were validly issued and are fully paid and nonassessable and all of which are owned by Purchaser.

(j) Litigation.

     There is no Litigation pending before any Governmental Authority or, to the Knowledge of the Purchaser threatened in writing, and to the Knowledge of the Purchaser there is no investigation pending by any Government Authority, against the Purchaser or Merger Sub, or their Affiliates, or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would prevent, enjoin, or alter or delay the Merger, or that would reasonably be expected to have a Material Adverse Effect.

(k) Non-Foreign Status.

     Neither the Purchaser nor Merger Sub is a "foreign person," as that term is used in 31 CFR Section 800.213 and 22 CFR Section 120.16.

(l) Investment.

     The Purchaser (a) acknowledges that the Top-Up Option and shares of Common Stock issuable upon exercise thereof ("Top-Up Option Securities") have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Top-Up Option Securities solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Top-Up Option Securities, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Top-Up Option Securities, and (f) is an "accredited investor" as such term is used in Regulation D promulgated under the Securities Act.

(m) Guaranty.

     Purchaser and Merger Sub have delivered, or caused to be delivered, to Company the Parent Guaranty simultaneously with the execution and delivery of this Agreement.

                                       5.
                ADDITIONAL COVENANTS OF THE COMPANY AND PURCHASER

(a) Conduct of Business of the Company.

     (i) Unless Purchaser shall otherwise agree in writing and except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Letter (the inclusion of any item having been consented to by Purchaser), during the period from the date of this Agreement to the Effective Time, (i) the Company and its Subsidiaries shall conduct their business in the ordinary course and consistent with past practice and perform its material contractual obligations as and when due, (ii) the Company shall use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its and its Subsidiaries' officers and employees, to maintain satisfactory relationships with all Persons with whom it and its Subsidiaries do business, and to preserve the possession, control and condition of all of its and its Subsidiaries' assets, in each case in all material respects, and (iii) the Company will timely file with the SEC all documents required to be filed by it under the Exchange Act.

     (ii) Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Letter, without the prior written consent of Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to:

         (1) take any action that would have been required to be disclosed under clauses (a) through (n), inclusive, of Section 3.8 if such action had been taken prior to the date hereof;

         (2) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments);

         (3) except pursuant to the issuance of Shares upon the exercise of any Options outstanding on the date hereof in accordance with their present terms, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, any Options or Equity Rights or any Voting Debt including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class;

         (4) split, combine or reclassify any shares of its capital stock;

         (5) create, incur, assume, forgive or make any material changes to the terms or collateral of any Indebtedness, receivables or employee or officer loans or advances, except borrowings under the Company's revolving credit facility other than performance bonding and providing collateral in connection therewith in the ordinary course consistent with past practices;

         (6) encumber, or agree to encumber, any material assets, other than performance bonding and providing collateral in connection therewith in the ordinary course consistent with past practices;

         (7) adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or, other than in the ordinary course consistent with past practices, its agents;

         (8) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

         (9) violate in any material respect any applicable Law or fail to maintain in full force and effect any Company Permit;

         (10) close or materially reduce the Company's or any of its Subsidiaries' activities, effect any layoff or other Company-initiated material personnel reduction or change, at any of the Company's or any of its Subsidiaries' facilities, or increase the wage or salaries of employees other than in the ordinary course of business consistent with the Company's past practices; or

         (11) authorize any of, or agree to commit to do any of, the foregoing actions.

(b) Notification of Certain Matters.

     The Company shall give prompt notice to Purchaser if any of the following occur after the date of this Agreement: (i) there has been a material failure of the Company or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; (ii) receipt of any notice or other communication in writing from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an event which would reasonably be expected to have a Material Adverse Effect or that would otherwise reasonably be expected to cause a condition in Article VII or Annex A not to be satisfied; or (v) a material allegation of breach or non-performance or material dispute with regard to payment, under any Material Contract; (vi) the denial of any material insurance coverage, or reservation of rights with respect to a material claim; (vii) refusal to issue or replace any material surety bond or performance bond or any material surety bond or performance bond facility; (viii) any material claim, dispute or controversy with any Material Customer or any Material Supplier, or any notice from any Material Customer or any Material Supplier that such Material Customer or Material Supplier, as the case may be, intends to terminate or materially reduce its business with any Business Unit or (ix) the commencement or receipt of a threat in writing of any Litigation involving or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, or, to the Knowledge of the Company, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger. No such notice to Purchaser shall be deemed to constitute an amendment of the Disclosure Letter or to have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Offer have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(c) Access and Information.

     (i) Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its employees, accountants, legal counsel, financial advisors and other representatives to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, full access to all offices and other facilities, the Company's employees and to the extent permitted by the terms thereof, all contracts, agreements, commitments, books and records of or pertaining to the Company and its Subsidiaries, will permit the foregoing to make such inspections as they may require and (i) will cause its officers promptly to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request, and (ii) will make available a copy of each material report, schedule and other document filed or received by the Company pursuant to the requirements of applicable securities Laws or the NASD. Notwithstanding the foregoing, neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would materially breach a contract or other obligation, jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any Law or binding agreement entered into prior to the date of this Agreement. If possible, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with antitrust Laws, and, if necessary, restricting review of certain sensitive material to the receiving party's personnel holding applicable security clearances, or if applicable financial advisors, lenders or outside legal counsel.

     (ii) The Company shall, and shall cause its Subsidiaries to, reasonably cooperate with the Purchaser in consummating the financing contemplated by the Commitment Letters and any syndication efforts related thereto, including, to the extent reasonable, (i) making senior management available for meetings and arranging for employees and advisors of the Company and its Subsidiaries to provide reasonable assistance with the financing documentation and (ii) furnishing the Purchaser and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by the Purchaser.

     (iii) The Chief Financial Officer of the Company shall deliver to Purchaser immediately before the close of business on the day which is six (6) business days prior to the then-scheduled expiration date of the Offer and immediately before the close of business on the then-scheduled expiration date of the Offer, a certificate executed by such officer which sets forth the anticipated number of issued and outstanding Shares as of the date of the expiration of the Offer.

     (iv) Without limiting any other provision of this Agreement, from time to time during the Offer upon the request of Purchaser, immediately before the close of business on the day which is six (6) business days prior to the then scheduled expiration date of the Offer and immediately before the close of business on the expiration date of the Offer, the Company shall inform Purchaser orally and in writing as to the then-current status of satisfaction of the conditions to the Offer described in paragraphs (c), (d)(ii), (e) (f) and (j) on Annex A. The President of the Company shall deliver to Purchaser promptly following the close of business on the then-scheduled expiration date of the Offer a certificate executed by such officer to the effect that the conditions to the Offer specified in the immediately preceding sentence have been satisfied.

     (v) Prior to the execution and delivery of this Agreement, the Company shall have delivered to Purchaser a copy of duly adopted resolutions of the Board approving the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and, in each case, the transactions contemplated thereby, certified by the Secretary of the Company.

(d) Special Meeting; Proxy Statement.

     (i) As promptly as practicable following the purchase of Shares pursuant to the Offer that satisfies the Minimum Condition, if required by applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors and provided that Purchaser provides reasonable assistance and cooperation, shall, in accordance with applicable Law:

         (1) subject to Section 5.8, declare advisable and recommend to its stockholders that they approve the Merger and adopt this Agreement, and shall include disclosure regarding the approvals of the Board and any committees thereof;

         (2) so long as the Board has not made an adverse recommendation or withdrawn its recommendation as permitted pursuant to Section 5.8, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval and adoption of the Merger and this Agreement; and

         (3) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendments or supplements thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without prior consultation with Purchaser and its counsel. The Proxy Statement, if filed, will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect.

     (ii) Purchaser shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, Merger Sub or any of Purchaser's other Subsidiaries in favor of the approval and adoption of the Merger and this Agreement.

     (iii) Notwithstanding any other provision of this Agreement, in the event that Purchaser, Merger Sub and any other Subsidiaries of Purchaser acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer, exercise of the Top-Up Option, or otherwise, the parties hereto shall, subject to Article VII, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 92A.180 of the NRS.

     (iv) without limiting the generality of the foregoing, but subject to
Section 5.8, the Company's obligations under Section 5.4(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the withdrawal or modification by the Board or any committee thereof of such Board's or committee's approval or recommendation of the Offer, the Merger or this Agreement.

(e) Commercially Reasonable Efforts.

     Subject to the terms and conditions herein provided, including Section 5.8, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby (provided that the Company shall not make any material payment or amend the terms of any agreement in connection with obtaining any such Consent without the prior written approval of Purchaser) and
(ii) consulting and cooperating with and providing assistance to Purchaser and Merger Sub in the preparation and filing with the SEC of the Offer Documents and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, each party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

(f) Public Announcements.

     So long as this Agreement is in effect, the Company shall not, and shall cause its Affiliates not to, (i) issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement, the Offer or the Merger or the other transactions contemplated hereby without the prior written consent of Purchaser, or (ii) discuss with the press or the media this Agreement, the Offer, the Merger or the other transactions contemplated hereby (and will refer any and all questions and inquiries concerning Purchaser or its Affiliates to Purchaser), except to the extent such release, announcement communication or discussion is required by applicable Law or regulatory authority, in which case the Company shall give Purchaser as much notice as reasonably practicable of the proposed release, announcement, communication or discussion and shall confer with Purchaser concerning the content thereof.

(g) Compliance.

     In consummating the Offer, the Merger and the other transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply in all material respects with all other applicable Laws.

(h) No Solicitation.

     (i) Except as set forth in this Section 5.8, the Company shall not, directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer or director of the Company, or authorize or knowingly permit any other employee, agent or consultant of the Company to, (i) solicit, encourage, initiate or seek the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding the Company to any Person (other than Purchaser or Merger Sub or their representatives) in connection with or in response to an Acquisition Proposal or an inquiry that the Company believes in good faith could be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Board of the Offer, this Agreement or the Merger, (v) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (vi) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal.

     (ii) Notwithstanding the provisions of Section 5.8(a), nothing in this Agreement shall prohibit or limit (A) the Company or the Board from furnishing nonpublic information regarding the Company to, or entering into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Acquisition Proposal that the Board concludes in good faith could reasonably be expected to result in a Superior Proposal being submitted to the Company by such Person (and not withdrawn) if and only if (1) the Company has not violated any of the restrictions set forth in Section 5.8(a) in connection with the receipt of such Acquisition Proposal, (2) the Board concludes in good faith, after consultation with its outside legal counsel and financial advisor, that such action with respect to such Acquisition Proposal is required to comply with the fiduciary duties of the Board to the stockholders of the Company under applicable Law, (3) the Company receives from such Person an executed confidentiality agreement with provisions on substantially similar terms as, or on terms no less favorable to the Company than, those agreed upon between the Company and Purchaser; and (4) the Company furnishes such nonpublic information to such Person and to Purchaser at substantially the same time; or (B) the Company from complying with Rules l4d-9 and 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal.

     (iii) The Company shall promptly (and in no event later than twenty-four hours after the Company receives any Acquisition Proposal or any request for nonpublic information relating to an Acquisition Proposal), advise Purchaser orally, on the next business day and in writing of such Acquisition Proposal or request that is made or submitted by any Person during the time prior to the Effective Time (including providing the identity of the Person making or submitting such Acquisition Proposal or request, and a summary of the terms thereof, if the Acquisition Proposal or request is not in writing, or a copy of the Acquisition Proposal or request and any related draft agreements and disclosure schedules or exhibits if it is in writing). The Company shall keep Purchaser reasonably informed with respect to the status of any such Acquisition Proposal or request and any modification or proposed modification thereto, any request for or intention to furnish nonpublic information, or its intention to enter into discussions with any Person regarding a potential Acquisition Proposal pursuant to the terms hereof and shall to the full extent permitted by applicable law, provide Purchaser with a copy of all written communications with any Person regarding a potential Acquisition Proposal (or any request for nonpublic information relating to an Acquisition Proposal) and shall provide Purchaser with a written summary of any oral communications with any such Person.

     (iv) The Company has terminated discussions with all Persons (other than Purchaser and Merger Sub) that relate to any Acquisition Proposal, and except as permitted by the other provisions of this Section 5.8 will not participate in any discussions with any Person (other than Purchaser and Merger Sub) that relate to any Acquisition Proposal.

     (v) The Company agrees not to release any Person (other than Purchaser and Merger Sub) from or waive any provision of any confidentiality agreement to which the Company is a party and which relates to an Acquisition Proposal, and will use its commercially reasonable efforts to enforce each such agreement at the request of Purchaser.

     (vi) Notwithstanding anything in this Agreement to the contrary, including
Section 5.8(a), the Board may at any time prior to the First Acceptance Date (subject to the Company's compliance with the provisions of this Section 5.8),
(i) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger and/or (ii) approve or recommend a Superior Proposal if:
(A) an unsolicited, bona fide written offer is made to the Company by a third party for an Acquisition Proposal, and such offer is not withdrawn; (B) the Board determines in good faith, after consultation with its financial advisor, that such offer constitutes a Superior Proposal; (C) following consultation with outside legal counsel, the Board or a committee of disinterested directors determines that the withdrawal or modification of its approval or recommendation of the Offer, this Agreement or the Merger is required to comply with the fiduciary duties of the Board to the stockholders of the Company under applicable Law; (D) such approval or recommendation is not withdrawn or modified in a manner adverse to Purchaser at any time prior to three (3) business days after Purchaser receives written notice from the Company confirming that the Board has determined that such offer is a Superior Proposal; and (E) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Purchaser, including any made pursuant to Section 8.1(g)(ii) (and any adjustment or modification of the terms of such Acquisition Proposal), the Board again makes the determination in good faith that the withdrawal or modification of such approval or recommendation of the Offer, this Agreement or the Merger is required to comply with the fiduciary duties of the Board to the stockholders of the Company under applicable Law. If, in any such case, the Board determines that an adjustment or modification of the terms of this Agreement by Purchaser would cause the pending Acquisition Proposal to not constitute a Superior Proposal, then any subsequent adjustment or modification of the terms of such Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal and shall require new consideration by the Board and a further period of three (3) business days before the Board may withdraw or modify its recommendation.

(i) SEC and Stockholder Filings.

     The Company shall send to Purchaser a copy of all public reports promptly after the time it sends the same to its stockholders, the SEC or any state or foreign securities commission.

(j) State Takeover Laws.

     Notwithstanding any other provision in this Agreement, if any state takeover statute may become, or may purport to be, applicable to the transactions contemplated in this Agreement, the Company and the members of its Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and thereby and otherwise act to eliminate the effect of any takeover statute on any of the transactions contemplated by this Agreement.

(k) Governmental Authority Filings and Authorizations.

     (i) Purchaser and Merger Sub, on the one hand, and Company on the other hand, shall promptly provide or file or cause to be provided or filed all necessary filings with Governmental Entities and any additional information requested by any Governmental Authority in connection with the transactions contemplated by this Agreement.

     (ii) Each of Purchaser and Merger Sub, on the one hand, and Company on the other hand, shall promptly inform each other and provide each other with copies of any material communication or correspondence made to or received by, such party or its advisors from any Governmental Authority regarding any of the transactions contemplated by this Agreement and shall promptly cooperate and consult with respect to the preparation and submission of any filings, communication or correspondence with a Governmental Authority that may be required by Law or be considered by the parties, after consultation with each other, to be desirable, as well as with respect to the preparation and submission of any information requested by a Governmental Authority, including, to the extent practicable and subject to the terms of the Confidentiality Agreement and any restrictions under the Antitrust Laws, by providing to Company, in the case of Purchaser and Merger Sub, or Purchaser and Merger Sub, in the case of Company, or its outside counsel information and assistance that may reasonably be requested for such purpose. Any such filings, materials or information marked or designated by the providing party as "Highly Confidential" shall be disclosed only to outside legal counsel and expert consultants to the recipient party and shall be redacted from any copies of filings or other materials that may be disclosed to the recipient party or other representatives of the recipient party. Each of Purchaser and Merger Sub, on the one hand, and Company , on the other hand, shall, to the extent practicable, permit the other to review any material communication, correspondence, submission or filing between it (or its advisors) and any Governmental Authority relating to this Agreement and shall, to the extent practicable, consult with the other in advance of any telephone calls, meetings or conferences with, any Governmental Authority and, to the extent practicable, give the other party the opportunity to attend and participate in such telephone calls, meetings and conferences.

     (iii) In addition to the agreements set forth in Section 5.11(a), Purchaser and Merger Sub, on the one hand, and Company , on the other hand, shall (i) as promptly as practicable take all commercially reasonable actions necessary to make the filings required under the HSR Act but in any event not later than ten
(10) business days following the date a filing becomes required under the HSR Act and (ii) use their respective commercially reasonable efforts to substantially comply at the earliest practicable date with any request for additional information or documentary material received by Company, Purchaser and Merger Sub or any of their respective Subsidiaries or Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act or from any state attorney general unless Company and the Purchaser and Merger Sub mutually determine that it is reasonable under the circumstances not to comply substantially with any requests for additional information and documentary material under the HSR Act; in each case to the extent required pursuant to the HSR Act or applicable Laws.

     (iv) Purchaser and Merger Sub, on the one hand, and Company, on the other hand, shall promptly cooperate with one another in determining whether any filing with a Governmental Authority is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties shall furnish such information as may be required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

     (v) To the extent filing under the HSR Act becomes required, each of Purchaser, Merger Sub and Company shall, subject to the termination rights set forth in Article VIII, use its respective commercially reasonable efforts to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable and to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law.

(l) Injunctions.

     The Company and Purchaser shall use their commercially reasonable efforts to have any Injunction vacated, dismissed or withdrawn by the date of first acceptance of Shares for payment pursuant to the Offer.

                                       6.
                        ADDITIONAL COVENANTS OF PURCHASER

(a) Notification of Certain Matters.

         Purchaser shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (i) any representation or warranty made by Purchaser or Merger Sub in this Agreement is untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; (ii) there has been a material failure of Purchaser, Merger Sub or any of their representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder;
(iii) receipt of any notice or other communication in writing from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iv) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD) in connection with the transactions contemplated by this Agreement; or (v) the commencement or threat of any Litigation involving or affecting Purchaser or any of its Subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or constituted a breach of any of Purchaser's or Merger Sub's representations or warranties hereunder, or which relates to the consummation of the Offer or the Merger. No such notice to Company shall be deemed to constitute an amendment of this Agreement or to have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Offer have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b) The Proxy Statement.

     The information supplied by Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the meeting which shall have become false or misleading in any material respect.

(c) Commercially Reasonable Efforts.

     Subject to the terms and conditions herein provided, Purchaser agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) obtaining all Consents from third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby and (ii) consulting and cooperating with and providing assistance to the Company in the preparation and filing with the SEC of the Schedule 14D-9 and the Proxy Statement, if applicable, and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, Purchaser agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

(d) Compliance.

     In consummating the Offer, the Merger and the other transactions contemplated hereby, Purchaser and Merger Sub shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and/or cause its Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

(e) Indemnification.

     (i) As of the Effective Time, the indemnification and exculpation provisions contained in the Bylaws and the Articles of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents or employees of the Company or otherwise entitled to indemnification under the Company's Bylaws or Articles of Incorporation (an "Indemnified Party") as those contained as of the date hereof in the Bylaws and the Articles of Incorporation of the Company, respectively, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that nothing contained herein shall limit Purchaser's ability to merge the Company or the Surviving Corporation into Purchaser or any of its Subsidiaries or any other Person or otherwise eliminate the Company's or the Surviving Corporation's corporate existence so long as such rights are preserved. The Company hereby covenants that it shall, to the fullest extent permitted under Nevada Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under Nevada Law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Exchange Act, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 6.5 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the reasonable opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

     (ii) Prior to the Effective Time, the Company shall cause to be obtained at the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's policies as of the date hereof for claims arising from facts or events that occurred on or prior to the Effective Time,

     (iii) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.5.

     (iv) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(f) Purchase of Company Stock.

     Other than pursuant to the Offer, each of Purchaser and Merger Sub shall not, and each shall cause its respective Affiliates not to, purchase shares of Common Stock or enter into option, lock-up, voting or proxy agreements or any other similar agreements with respect to Common Stock at any time prior to the consummation of the Offer.

(g) Public Announcements.

     So long as this Agreement is in effect, each of Purchaser and Merger Sub shall not, and each shall cause its respective Affiliates not to, (i) issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement, the Offer or the Merger or the other transactions contemplated hereby without the prior written consent of the Company, or (ii) discuss with the press or the media this Agreement, the Offer, the Merger or the other transactions contemplated hereby, except where such release, announcement communication or discussion is required by applicable Law or regulatory authority, in which case the Purchaser shall give Company as much notice as reasonably practicable of the proposed release, announcement, communication or discussion and shall confer with Purchaser concerning the content thereof.

(h) Covenants with respect to Convertible Notes.

     (i) Purchaser shall cause the Company to repurchase all Convertible Notes in accordance with Sections 4.01 and 4.02 of that certain Indenture (the "Indenture") dated as of January 15, 2004 governing the Convertible Notes, to the extent the holders thereof irrevocably elect to exercise the repurchase right under the Indenture. Purchaser shall provide the Company with cash sufficient to repurchase, and shall cause the Company to repurchase, all Convertible Notes, and to pay all accrued and unpaid interest, as of the date fixed for repurchase in accordance with the Indenture. To that end, Purchaser and the Company agree that Purchaser shall, on or prior to that date, lend to the Company, on an unsecured basis and at an interest rate equal to 6.25% per annum, computed in the manner set forth in the Indenture, and with interest and principal payable at the times stated in the Indenture, all funds the Company specifies in a written notice to Purchaser that are required to complete the repurchase in accordance with the terms of the Indenture. This commitment to lend is irrevocable and conditioned only on the purchase of Shares pursuant to the Offer that satisfies the Minimum Condition, provided, that if the Effective Time occurs prior to the date fixed for repurchase of the Convertible Notes, Purchaser and the Company may enter into alternative arrangements having the effect of providing the Company with all funds necessary to repurchase all Convertible Notes. Purchaser and the Company agree to cooperate and issue a joint communication to holders of the Convertible Notes informing such holders of the entry by the Company into this Agreement and that the right of repurchase will be available following the purchase of Shares pursuant to the Offer that satisfies the Minimum Condition.

     (ii) At or immediately following the Effective Time, Purchaser shall cause the Company to execute a supplemental Indenture under Article 11 of the Indenture, setting forth the terms by which Shares (including Shares that may be acquired on conversion of the Convertible Notes) may be exchanged for Merger Consideration.

(i) Employee Benefits.

     Purchaser agrees that all employees of the Company who continue employment with Purchaser, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") and who currently participate in employee health and welfare plans shall be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans. Purchaser shall use commercially reasonable efforts to cause each Continuing Employee's period of service and compensation history with the Company shall be counted in determining eligibility for, and the amount and vesting of, benefits under each health and welfare benefit plan sponsored or maintained by Surviving Corporation. To the extent any Continuing Employee becomes covered under a health plan sponsored or maintained by Purchaser and not the Surviving Corporation, Purchaser shall use commercially reasonable efforts to cause such Continuing Employee shall receive credit under such plan toward any deductible and/or out-of-pocket maximum which may apply under such Purchaser health plan, for those sums paid under a health plan sponsored or maintained by the Company as deductibles, coinsurance and copayments during the calendar year containing the Closing Date.

(j) Change of Control Payments.

     The Company will pay to the individuals the amount of change in control payments set forth in the applicable retention, employment, compensation and other similar agreements listed on Schedule 6.10 (less any applicable withholding taxes and amounts such individual declines) at the time provided in such agreements.

                                       7.
                            CONDITIONS to the merger

(a) Conditions to Each Party's Obligations.

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

     (i) Stockholder Approval. If required under the NRS, the approval of the Company's stockholders described in Section 3.20 shall have been obtained.

     (ii) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn prior to the Effective Time (each an "Injunction"). The Company and Purchaser shall have used their commercially reasonable efforts to have any Injunction vacated, dismissed or withdrawn by the Effective Time.

     (iii) Purchase of Shares. Purchaser or Merger Sub or any Affiliate of either of them shall have purchased Shares pursuant to the Offer that together with shares otherwise owned by Purchaser and its Affiliates represent at least the Minimum Condition.

     (iv) Expiration of Offering. Any "subsequent offering period" in effect pursuant to the terms of Article I shall have expired.

     (v) Consents and Filings. All material Consents required in connection with the Merger shall have been received, and any waiting period (and any extension thereof) under the HSR Act or merger control or competition laws or regulations, if applicable to the consummation of the Merger, shall have expired or terminated.

                                       8.
                           TERMINATION AND ABANDONMENT

(a) Termination.

     This Agreement may be terminated and the Merger and the Offer may be abandoned (notwithstanding approval of the Merger by the Company Capital Stockholders) by action taken or authorized by the Board of Directors of the terminating party or parties, as follows (the date of any such termination, the "Termination Date"):

     (i) by mutual written consent of Purchaser and the Company;

     (ii) by either Purchaser or the Company, if the time of the first acceptance of the Shares and deposit of payment therefor pursuant to the Offer (the "First Acceptance Date") shall not have occurred on or before November 30, 2007; provided, however, that the right to terminate this Agreement under this
Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the First Acceptance Date to occur on or before such date;

     (iii) by either Purchaser or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Injunction (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (collectively with the Injunctions "Restraints"); provided that the party seeking to terminate shall have used their commercially reasonable efforts to have any Restraint vacated, dismissed or withdrawn prior to the First Acceptance Date;

     (iv) by Purchaser, if prior to the First Acceptance Date, neither Purchaser nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate in any material respect such that the condition set forth in paragraph (e) of Annex A would not be satisfied, or (ii) there has been a material breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in paragraph (f) of Annex A would not be satisfied, and with respect to each of (i) and (ii), such breach (if curable) has not been cured within ten (10) business days after notice to the Company; (v) by the Company, if prior to the First Acceptance Date, the Company is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Purchaser or Merger Sub herein become untrue or inaccurate in any material respect or would materially and adversely affect the ability of Company, Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement, or (ii) either Purchaser or Merger Sub shall have failed to perform in any material respect any of its obligations under this Agreement or to comply in any material respect with any of its agreements or covenants to be performed or complied with by it under this Agreement, and, and with respect to each of (i) or (ii) above, such breach (if curable) has not been cured within ten (10) business days after notice to Purchaser or Merger Sub, as the case may be;

     (vi) by Purchaser, if prior to the First Acceptance Date, the Board shall have (i) withdrawn or modified in a manner adverse to Purchaser the approval or recommendation of the Offer, this Agreement and the Merger, (ii) recommended or approved any Acquisition Proposal, or (iii) entered into or publicly announced the Company's intention to enter into a binding, definitive written agreement (excluding a confidentiality agreement) with respect to an Acquisition Proposal;
(iv) following the disclosure or announcement of an Acquisition Proposal, the Board fails to reaffirm publicly the Offer, or fails to reaffirm publicly its determination that the Offer and the Merger are in the best interests of the Company's stockholders, within five (5) business days after Purchaser requests in writing that such recommendation or determination be reaffirmed publicly, (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vi) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after Purchaser requests in writing that the Company take a position with respect to such Acquisition Proposal; or;

     (vii) by the Company, if the Board shall have withdrawn or modified in a manner adverse to Purchaser the approval or recommendation of the Offer, this Agreement or the Merger in accordance with Section 5.8, but only (i) after providing written notice to Purchaser (a "Notice of Superior Proposal") advising Purchaser that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and (ii) if Purchaser does not, within three (3) business days of Purchaser's receipt of the Notice of Superior Proposal, make an offer that the Board determines, in its good faith judgment (after consultation with its advisors), to be at least as favorable to the Company's stockholders as the Superior Proposal; provided that during such three
(3) business day period, the Company shall negotiate in good faith with Purchaser (to the extent Purchaser wishes to negotiate) to enable Purchaser to make such an offer; provided, however, that any such purported termination pursuant to this Section 8.1(g) shall be void and of no force or effect unless the Company concurrently with such termination pays to Purchaser the Termination Fee and the Termination Expenses in accordance with Section 8.3; and provided further that Purchaser and Merger Sub acknowledge and agree that concurrently with such termination the Company may enter into a definitive agreement providing for implementation of such Superior Proposal;

(b) Effect of Termination.

     In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of this Section 8.2, Section 8.3 (Fees and Expenses) and Section 9.1 (Confidentiality) shall survive any such termination); provided, however, that nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

(c) Fees and Expenses.

     (i) Except as otherwise set forth in this Section 8.3, each party shall pay its own Expenses, whether or not the Merger or any other related transaction is consummated; provided however, that the parties shall share equally the expenses incurred to comply with Sections 5.11 and 5.12.

     (ii) If this Agreement is terminated:

         (1) by Purchaser pursuant to Section 8.1(d)(i), due to the failure of any of the representations and warranties of the Company to be true or accurate in any material respect when made on the date hereof which has had or would be reasonably likely to have a Material Adverse Effect on the Company, then the Company shall pay the Termination Expenses;

         (2) by Purchaser pursuant to Section 8.1(d)(ii), then (A) the Company shall pay Purchaser the Termination Expenses and (B) if, concurrently with such termination or within 12 months of the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall also pay Purchaser the Termination Fee concurrently with the earlier to occur of the execution of such agreement or the submission of such Acquisition Proposal for approval;

         (3) by Purchaser pursuant to Section 8.1(f), then (so long as neither Purchaser nor Merger Sub was in material breach of any of its representations, warranties or covenants in this Agreement as of the Termination Date) the Company shall pay Purchaser the Termination Fee and the Termination Expenses;

         (4) by the Company pursuant to Section 8.1(g), then the Company shall pay Purchaser the Termination Fee and the Termination Expenses concurrently with such termination;

         (5) pursuant to Section 8.1(b) where the Minimum Condition and every other condition set forth on Annex A has been satisfied and the Offer has expired without Merger Sub having accepted all shares tendered for payment, and thereafter this Agreement is terminated by the Company or, pursuant to Section 8.1(e)(i) or Section 8.1(e)(ii) (so long as the Company was not in material breach of any of its representations, warranties or covenants in this Agreement as of the Termination Date), then Purchaser shall pay to the Company, as liquidated damages, the Termination Fee and the Company Expenses; or

     (iii) The Company Expenses, Termination Fee and Termination Expenses shall be paid to the party entitled thereto by wire transfer of immediately available funds to an account specified by such party to the other. Such payment shall be made within ten (10) Business Days after receipt of a general release of all claims against party obligated to pay such amounts, its stockholders and their officers, directors, partners, members and Affiliates. In no event shall either party be required to pay under Section 8.3(b) an amount in the aggregate in excess of $3,500,000.

     (iv) The parties acknowledge and agree that it would be impracticable or extremely difficult for the Company, Purchaser and Merger Sub to determine the actual damages resulting from Company's, on the one hand, or Purchaser's or Merger Sub's, on the other hand, breach or failure to perform in circumstances where such breaching or non performing party (the "Breaching Party") is required to pay liquidated damages pursuant to Section 8.3(b). Therefore, the parties have agreed,

         (1) in order to avoid protracted litigation or other proceedings and subject to Section 9.11 and subsections (ii) and (iii) below, to the foregoing remedies in Section 8.3(b) as liquidated damages which shall not be deemed to be in the nature of a penalty (A) with regard to the Company's claims with respect to Purchaser's failure to accept validly tendered shares for payment where Purchaser or Merger Sub is the Breaching Party, and (B) with regard to the Purchaser's or Merger Sub's claims as a result of the failure of the Merger and the other transactions to be consummated where Company is the Breaching Party; and

         (2) notwithstanding anything to the contrary in this Agreement, absent fraud, willful breach of Sections 5.4 or 5.8, or a breach of Section 9.1 and subject to Section 9.11, and subsection (iii) below, (A) the Purchaser's right to receive payment of the Termination Fee and Termination Expenses, as applicable, pursuant to this Section 8.3 shall be the exclusive remedy of Purchaser and Merger Sub for any loss suffered as a result of the failure of the Merger and the other transactions to be consummated where the Company is the Breaching Party or terminates this Agreement in accordance with Section 8.1(g); and (B) the Company's right to receive payment of the Termination Fee and Company Expenses, as applicable, pursuant to this Section 8.3 shall be the exclusive remedy of Company for any loss suffered as a result of Purchaser's failure to accept validly tendered shares for payment where Purchaser or Merger Sub is the Breaching Party; and

         (3) each of the Company, Purchaser and Merger Sub acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. In the event that Breaching Party shall fail to pay the Company Expenses, Termination Fee or Termination Expenses when due, it shall reimburse the other Parties for all reasonable costs and expenses actually incurred or accrued by such other Parties (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3.

                                       9.
                                  MISCELLANEOUS

(a) Confidentiality.

     Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or regulatory authority, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser, Merger Sub and their respective officers, directors, employees and agents. Prior to any disclosure of information pursuant to the exception in clause (ii) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law; provided that the party compelled to make such disclosure shall first notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so. To the extent required by such disclosure obligations, Purchaser or the Company, after such disclosing party provides notice and uses its commercially reasonable efforts to consult with the other party may file with the SEC a Report on Form 8-K pursuant to the Exchange Act with respect to the Offer and the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any filings with the SEC. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary in connection with the pursuit or defense of a claim,
(ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or
(iii) such information becomes generally available to the public other than by breach of this Section 9.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

(b) Amendment and Modification.

     This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

(c) Waiver of Compliance; Consents.

     Any failure of the Company, on the one hand, or Purchaser and Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

(d) Survival.

     The respective representations, warranties, covenants and agreements of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those covenants contained in Sections 2.3(b), 2.4, 2.5, 2.6, 2.8, 2.9, 6.4, 6.5, 8.3
and 9.1, which shall survive beyond the Effective Time in accordance with their terms.

(e) Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (1) if to the Company, to:

                  Chief Financial Officer
                  CompuDyne Corporation
                  2530 Riva Rd, Suite 201
                  Annapolis, MD 21401
                  Attention: Geoffrey F. Feidelberg, CFO
                  Facsimile: (410) 266-8815

         with a copy to (but which shall not constitute notice to the Company):

                  Ballard Spahr Andrews & Ingersoll, LLP
                  1735 Market Street
                  Philadelphia, PA 19103
                  Attention: Brian D. Doerner, Esq.
                  Facsimile: (215) 864-9043

         (2) if to Purchaser or Merger Sub, to:

                  Gores Patriot Holdings, Inc.
                  Patriot Acquisition Corp.
                  c/o the Gores Group, LLC
                  10877 Wilshire Boulevard, 18th Floor
                  Los Angeles, CA 90024
                  Attention:  General Counsel
                  Facsimile:  (310) 443-2149

         with a copy to (but which shall not constitute notice to Purchaser or Merger Sub)
                  Bingham McCutchen LLP
                  355 South Grand Avenue
                  Los Angeles, CA 90071
                  Attention: James W. Loss, Esq.
                  Facsimile: (213) 830-8608

(f) Definitions.

     For the purposes of this Agreement, the following terms shall have the meanings indicated:

     "Acquisition Proposal" means (other than the transactions contemplated by this Agreement) any inquiry, proposal or offer from any Person relating to (i) any direct or indirect acquisition or purchase of assets representing 20% or more of the assets of the Company, (ii) any issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (iii) any tender offer, exchange offer or other transaction in which, if consummated, any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange
Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of the Company, or (iv) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution involving the Company.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

     "Agreement" has the meaning given to such term in the Preamble.

     "Articles of Merger" has the meaning given to such term in Section 2.2(b).

     "Board" has the meaning given to such term in Recital C.

     "Breaching Party" has the meaning given to such term in Section 8.3(d).

     "Business Unit" means any of the Company's four business units:
Institutional Security Systems, Attack Protection, Integrated Electronic Systems and Public Safety and Justice.

     "Cash Amount" means, with respect to any Option, the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option at the Effective Time, multiplied by (ii) the number of shares subject to such Option, less (B) any applicable withholdings for Taxes. If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero.

     "Certificates" has the meaning given to such term Section 2.4(b).

     "Clearlake Commitment Letters" has the meaning given to such term Section 4.5.

     "Closing" has the meaning given to such term in Section 2.2(a).

     "Closing Date" has the meaning given to such term in Section 2.2(b).

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Commitment Letters" has the meaning given to such term Section 4.5.

     "Common Stock" means the Company's common stock, par value $0.75 per share.

     "Common Stock Outstanding" means the sum of (1) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the acceptance of shares of Common Stock for exchange or payment pursuant to the Offer, plus (2) the aggregate number of shares of Common Stock issuable upon the exercise of all vested Options and other Equity Rights that are vested (in each case after giving effect to the application of any acceleration of vesting provisions as a result of the transactions contemplated hereby) and outstanding immediately prior to the acceptance of shares of Common Stock for exchange or payment pursuant to the Offer, but excludes shares that may be issued upon conversion of the Convertible Notes.

     "Company" has the meaning given to such term in the Preamble.

     "Company Capital Stock" means, collectively, the Common Stock and the Preferred Stock.

     "Company Expenses" means an amount, not to exceed $1,500,000, equal to the reasonably documented out of pocket Expenses of Company incurred prior to the Company's receipt of notice of the event giving rise to the termination and shall include the overhead expenses allocated to the Company's legal and accounting resources to the extent incurred in connection herewith.

     "Company Intellectual Property" has the meaning given to such term in
Section 3.14(a).

     "Company Permits" has the meaning given to such term in Section 3.11.

     "Company SEC Reports" has the meaning given to such term in Section 3.7(a).

     "Consent" means any consent, approval, waiver or authorization of, notice to or declaration or filing.

     "Continuing Director" means a member of the Board who is a director on the date hereof and who is not an employee of the Company.

     "Continuing Employees" has the meaning given to such term in Section 6.9.

     "Convertible Notes" means the Company's 6.25% Convertible Subordinated Notes due January 15, 2011.

     "Disclosed Conditions" has the meaning given to such term Section 4.5.

     "Disclosure Letter" means the letter furnished by the Company to Purchaser concurrently with the execution of this Agreement setting forth certain disclosures concerning the Company, its Subsidiaries and their respective businesses and numbered to indicate the provision of Article III of this Agreement to which such disclosure relates.

     "Dissenting Shares" has the meaning given to such term in Section 2.6.

     "Effective Time" has the meaning given to such term in Section 2.2(b).

     "Employee Plan" has the meaning given to such term in Section 3.15(a).

     "Encumbrance" means any lien, charge, security interest, option, claim, mortgage, pledge, assessment, charge, adverse claim, right of others or restriction or other encumbrance or restriction of any nature whatsoever, whether imposed by agreement, understanding, Law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing.

     "Enforceability Exceptions" means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally or under principles of equity regarding the availability of remedies.

     "Environmental Law" means any Law relating to pollution or the protection of human health or the environment, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

     "Equity Rights" means any options, warrants, puts, calls, preemptive or similar rights, or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any options or shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) which is treated as a single employer with the Company and its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

     "Expenses" shall mean all out-of-pocket expenses, including all fees and expenses of accountants, investment bankers, legal counsel, financing sources and consultants incurred by a party or on its behalf in connection with or related to the transactions contemplated by this Agreement, the preparation, printing, filing and mailing of the SEC, "Blue Sky" or other similar filings relating to the Offer and the Merger or documents required to be distributed to the holders of Company Capital Stock in connection with the Offer and the Merger and all other matters related to the Offer and the Merger.

     "Financial Statements" has the meaning given to such term in Section
3.7(b).

     "First Acceptance Date" has the meaning given to such term in Section
8.1(b).

     "GAAP" means United States generally accepted accounting principles.

     "Gores Commitment Letter" has the meaning given to such term Section 4.5.

     "Government Contract" has the meaning given to such term in Section
3.28(b).

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self regulatory organization.

     "Hazardous Substance" means any toxic or hazardous substance or waste, pollutant or contaminant (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil and crude oil, and any hazardous substance as defined in any Environmental Law.

     "HSR Act" means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" means all (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) obligations under financing leases, (iv) obligations in respect of acceptances issued or created, (v) liabilities secured by any lien on any property and (vi) guarantee obligations.

     "Indemnified Party" has the meaning given to such term in Section 6.5(a).

     "Indenture" has the meaning given to such term in Section 6.8(a).

     "Initial Expiration Date" has the meaning given to such term in Section 1.1(a).

     "Injunction" has the meaning given to such term in Section 7.1(b).

     "IRS" means the United States Internal Revenue Service.

     "Knowledge of the Company" means the actual knowledge of Martin Roenigk, Geoffrey Feidelberg, Gary Bunyard, Gary Mangus or Philip Blackmon, after reasonable inquiry.

     "Knowledge of the Purchaser" means the actual Knowledge of the executive officers of Purchaser, Merger Sub or the Gores Group, LLC after reasonable inquiry.

     "Law" or "Laws" means any and all applicable statutes, laws, rules and regulations and any legally binding orders, decisions, injunctions, judgments, awards and decrees.

     "Leased Real Property" has the meaning given to such term in Section
3.21(a).

     "Licensed Intellectual Property" has the meaning given to such term in
Section 3.14(d).

     "Litigation" means any private or governmental action, suit, proceeding, claim in writing received by the party against whom such claim is made, or arbitration.

     "Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or the ability for the Company to consummate the transactions contemplated by this Agreement, except in each case for any such effects resulting from, arising out of, or relating to any of the following shall be disregarded when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) the taking of any action required under this Agreement or the transactions contemplated hereby; (ii) any change in general economic conditions or in the industries or markets in which the Company or any of its Subsidiaries operates or in the securities markets which changes do not affect the Company and its Subsidiaries to a materially disproportionate degree as compared to the other entities operating in such markets or in the United States banking or securities markets; (iii) changes in generally accepted accounting principles; (iv) the announcement of this Agreement and the transactions contemplated hereby (including without limitation the resignation of employment of any officer or director); (v) changes in Laws of general applicability or interpretations thereof by courts or governmental entities; or (vi) the failure of the Company to meet publicly disclosed forecasts or projections so long as such failure is not due to an independent event or circumstance that would be a Material Adverse Effect.

     "Material Contract" means any contract required to be listed in Section 3.13(a) of the Disclosure Letter.

     "Material Customer" has the meaning given to such term in Section 3.27(a).

     "Material Supplier" has the meaning given to such term in Section 3.27(b).

     "Merger" has the meaning given to such term in Recital D.

     "Merger Consideration" has the meaning given to such term in Section
2.3(b).

     "Merger Sub" has the meaning given to such term in the Preamble. "Minimum Condition" has the meaning given to such term in Section 1.1(a).

     "NASD" has the meaning given to such term in Section 4.3.

     "Notice of Superior Proposal" has the meaning given to such term in Section 8.1(g).

     "NRS" has the meaning given to such term in Recital C.

     "Offer" has the meaning given to such term in Recital B.

     "Offer Documents" has the meaning given to such term in Section 1.1(b).

     "Offer Price" has the meaning given to such term in Recital B.

     "Offer to Purchase" has the meaning given to such term in Section 1.1(a).

     "Option Plans" means, collectively, the Company's 1996 Stock Incentive Compensation Plan for Employees, as amended, 1996 Stock Non-Employee Director Plan, as amended, 2005 Stock Option Plan for Non-Employee Directors, and 2005 Stock Incentive Compensation Plan for Employees.

     "Options" means options to purchase Shares, including the options granted under the Option Plans.

     "Owned Real Property" has the meaning given to such term in Section
3.21(a).

     "Parent Guaranty" means the Guaranty Agreement executed by Gores Capital Partners II, L.P. and Gores Co-Invest Partnership II, L.P. in the form attached hereto as Annex B.

     "Paying Agent" has the meaning given to such term in Section 2.4(a).

     "Permitted Encumbrance" means with respect to any property any (i) lien with respect to Taxes either not delinquent or being diligently contested in appropriate proceedings, (ii) mechanics', materialmen's or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings, (iii) term or conditions of any lease creating a leasehold interest and (iv) other exceptions with respect to title (including easements of public record) that do not and would not materially interfere with the current use or reasonable value of such property.

     "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, association, unincorporated organization, Governmental Authority or other entity.

     "Personal Property" has the meaning given to such term in Section 3.21(b).

     "Preferred Stock" means the Company's preferred stock, par value $0.75 per share.

     "Proxy Statement" has the meaning given to such term in Section
5.4(a)(iii).

     "Purchaser" has the meaning given to such term in the Preamble.

     "Real Property" has the meaning given to such term in Section 3.21(a).

     "Restraints" has the meaning given to such term in Section 8.1(c).

     "Schedule 14D-9" has the meaning given to such term in Section 1.3(b).

     "Schedule TO" has the meaning given to such term in Section 1.1(b).

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

     "Shares" means the outstanding shares of Common Stock.

     "Special Meeting" has the meaning given to such term in Section 5.4(a)(ii).

     "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company or other entity in which such Person directly or indirectly owns any equity or voting interest (other than publicly traded securities held for investment purposes only).

     "Superior Proposal" means a bona fide, written Acquisition Proposal for seventy-five percent (75%) or more of the Shares (or the consolidated assets of the Company and its Subsidiaries representing seventy-five percent (75%) or more of the consolidated value of the Company and its Subsidiaries) on terms that the Board determines, in good faith after consultation with the Company's outside legal counsel and financial advisors, would result in a transaction that is more favorable to the Company's stockholders than the Merger and the other transactions contemplated by this Agreement taking into account all terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory, required consents and approvals and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, including the ability of such Person to obtain any required financing (which must be fully committed or reasonably determined to be reasonably likely to be obtained or available by the Board) and the likelihood and timing of such consummation.

     "Surviving Corporation" has the meaning given to such term in Section 2.1.

     "Tax" and "Taxes" means any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

     "Tax Return" means a report, return or other information statement (including any attached schedules or any amendments to such report, return or other information statement) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

     "Termination Date" has the meaning given to such term in Section 8.1.

     "Termination Expenses" means an amount, not to exceed $1,500,000, equal to the reasonably documented out of pocket Expenses of Purchaser and Merger Sub incurred prior to the Company's receipt of notice of the event giving rise to the termination and shall include the allocated fees and expenses of in-house counsel to Affiliates of Purchaser, fees and expenses charged by the Gores Operations Group consistent with past practices, and any commitment fees paid by or for the account of Purchaser.

     "Termination Fee" means the greater of (a) $3,500,000 minus Termination Expenses or (b) $2,000,000.

     "Top-Up Closing" has the meaning given to such term in Section 1.2(c).

     "Top-Up Exercise Event" has the meaning given to such term in Section
1.2(b).

     "Top-Up Exercise Notice" has the meaning given to such term in Section 1.2(c).

     "Top-Up Notice Date" has the meaning given to such term in Section 1.2(c).

     "Top-Up Option" has the meaning given to such term in Section 1.2(a).

     "Top-Up Option Consideration" has the meaning given to such term in Section 1.2(a).

     "Top-Up Option Securities" has the meaning given to such term in Section 4.12.

     "Top-Up Option Shares" has the meaning given to such term in Section
1.2(a).

     "Top-Up Termination Date" has the meaning given to such term in Section 1.2(b).

     "Voting Debt" means any bonds, debentures, notes or other indebtedness having general voting rights and any debt securities convertible into securities having such rights.

(g) Binding Effect; Assignment.

     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time, without the prior written consent of the other parties hereto.

(h) Interpretation.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" shall mean "including, without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Entire Agreement.

     This Agreement and the documents or instruments referred to herein, including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules referred to herein, which Exhibit(s) and Disclosure Schedules are incorporated herein by reference, any other written agreement entered into contemporaneously herewith, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings between the parties with respect to such subject matter.

(j) Severability.

     In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

(k) Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l) Attorneys' Fees.

     If any legal action or any arbitration is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

(m) Third Parties.

     Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party, except for Indemnified Parties pursuant to, as provided by and in accordance with the provisions of Section 6.5.

(n) Governing Law.

     This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal Laws of, the State of Nevada, without regard to the conflicts of law principles thereof.

(o) Counterparts.

     This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

(p) Obligation of Purchaser.

     Whenever this Agreement requires Merger Sub or Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub or Surviving Corporation to take such action.


                            [SIGNATURE PAGE FOLLOWS]

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

                       COMPUDYNE CORPORATION


                       By:                             /s/ Martin A. Roenigk
                          ------------------------------------------------------
                           Martin A. Roenigk
                           President and Chief Executive Officer


                       GORES PATRIOT HOLDINGS, INC.


                       By:                             /s/ Ian R. Weingarten
                          ------------------------------------------------------
                           Name:  Ian R. Weingarten
                           Title:  Vice President



                       PATRIOT ACQUISITION CORP.


                       By:                             /s/ Ian R. Weingarten
                          ------------------------------------------------------
                           Name:  Ian R. Weingarten
                           Title:  Vice President

                                     ANNEX A
                             Conditions to the Offer

     The capitalized terms used but not defined in this Annex A and which are defined in the attached Agreement and Plan of Merger shall have the meanings ascribed to such terms in such attached agreement. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the offer), pay for, any Shares tendered pursuant to the Offer if (i) the Minimum Condition shall not have been satisfied at any scheduled expiration date of the Offer (including any extension(s) thereof) or (ii) immediately prior to the expiration of the Offer (including any extension(s) thereof), any of the following conditions shall exist other than to the extent such conditions result from Purchaser's or Merger Sub's material breach of the Agreement:

     (i) there shall have been entered, enforced, instituted or issued by any Governmental Authority, any legally binding judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree: which (i) makes illegal, or prevents, materially restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser, Merger Sub or any other Affiliate of Purchaser, or the consummation of the Merger or any of the other transactions contemplated by the Agreement; (ii) prohibits or materially limits the ownership or operation by the Company, Purchaser or any of their respective Subsidiaries of all or any material portion of the business or assets of the Company, Purchaser or any of their respective Subsidiaries; (iii) imposes material limitations on the ability of Purchaser, Merger Sub or any other Affiliate of Purchaser to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser or Merger Sub pursuant to the Offer or otherwise on all matters presented to the Company's stockholders, including, without limitation, the approval and adoption of the Agreement and the Merger; (iv) would reasonably be expected to require divestiture by Purchaser, Merger Sub or any other Affiliate of Purchaser of any Shares; or (v) which otherwise would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect Purchaser's or Merger Sub's ability to consummate the transactions contemplated by this Agreement; provided that in each case, the Company, Purchaser and Merger Sub shall have used commercially reasonable efforts to remove or seek relief from such judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree to consummate the Offer;

     (ii) there shall have been any Law, statute, rule, regulation, legislation or interpretation of any nature enacted, enforced, promulgated or issued by any Governmental Authority or deemed by any Governmental Authority applicable to (i) Purchaser, the Company or any Subsidiary or Affiliate of Purchaser or the Company or (ii) any transaction contemplated by the Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (iii) there shall have not occurred since the date of this Agreement, a Material Adverse Effect;

     (iv) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that any Person, other than Purchaser or Merger Sub, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 50% or more of any of the then outstanding Shares, or (ii) the Board shall have (A) withdrawn, modified or changed, in a manner adverse to Purchaser or Merger Sub, the recommendation of the Offer, the Merger or the Agreement, (B) approved or recommended, or proposed publicly to approve or recommend, an Acquisition Proposal, (C) caused the Company to enter into any agreement relating to any Acquisition Proposal, or (D) resolved to do any of the foregoing;

     (v) the representations and warranties of the Company (i) set forth in the Agreement (other than Sections 3.2(a) and 3.4) shall not be true and correct except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or aggregated with all such failures, would not be reasonably expected to have a Material Adverse Effect and (ii) set forth in Sections 3.2(a) and 3.4 shall not be true and correct in any material respect in each case on the date of this Agreement and as of the expiration of the Offer, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Disclosure Letter made or purported to have been made after the date of the Agreement shall be disregarded);

     (vi) the Company shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants to be performed or complied with by it under the Agreement;

     (vii) there shall have been instituted or pending any litigation brought by or on behalf of a Government Authority against the Company, its Subsidiaries or its executive officers or directors, or there shall have been any investigation or proceeding by a Government Authority commenced, which would reasonably be expected to have a Material Adverse Effect;

     (viii) the Agreement shall have been terminated in accordance with its terms;

     (ix) if required, the applicable waiting period (if any) under the HSR Act shall not have expired or been terminated;

     (x) all Consents set forth on Schedule A-1 to the extent required in connection with the Agreement or the transactions contemplated thereby shall not have been obtained or shall not be in full force and effect; provided, however, that such Consents not obtained or not in effect would, in the aggregate, have a Material Adverse Effect; or

     (xi) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq Stock Market, other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index and (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

     The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be waived by Purchaser or Merger Sub in whole or in part at any time and from time to time in their reasonable discretion; provided, however, that neither the Minimum Condition nor the expiration or termination or any applicable waiting period under the HSR Act, to the extent applicable, may be waived by Purchaser or Merger Sub. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; and Purchaser or Merger Sub shall promptly notify the Company of their intent to terminate the Offer or refuse to pay for the Shares promptly following Purchaser or Merger Sub acquiring knowledge of the failure of any of the foregoing conditions. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                     ANNEX B

                             Form of Parent Guaranty

                                    GUARANTY

(1) GUARANTY. For valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, and as a necessary inducement to CompuDyne Corporation, a Nevada corporation ("CompuDyne") to enter into and perform its obligations under the Agreement and Plan of Merger dated as of August 6, 2007 by and among CompuDyne, Gores Patriot Holdings, Inc., a Delaware corporation ("Purchaser") and Patriot Acquisition Corp., a Nevada corporation (the "Agreement"), each of Gores Capital Partners II, L.P. and Gores Co-Invest Partnership II, L.P. (each, a "Guarantor" and, collectively, "Guarantors") enters into this Continuing Guaranty ("Guaranty") and pursuant to the terms and conditions herein, unconditionally, absolutely and severally guarantee to CompuDyne the payment of financial obligations of Purchaser under Article VIII of the Agreement and the payment of all other financial obligations and liabilities now or hereafter made, incurred or created, whether voluntarily or involuntarily, liquidated or unliquidated, and whether incurred before or after the occurrence and continuance of a breach, in each case which are owed by Parent or Sub to CompuDyne pursuant to the Agreement or the transaction documents contemplated thereby, but, with respect to each Guarantor, only up to a maximum of such Guarantor's Pro-Rata Percentage of $3,500,000 (Three Million Five Hundred Thousand Dollars) (the "Obligations"). This Guaranty is continuing and absolute and is not subject to any condition, other than the limitations on principal amount set forth in the preceding sentence. This is a continuing guaranty of all present and future Obligations that may arise under the specified term of the Agreement that is incurred. As used herein, the term "Pro-Rata Percentage" means 89.15% with respect to Gores Capital Partners II, L.P. and 10.85% with respect to Gores Co-Invest Partnership II, L.P.

(2) TERMINATION, MODIFICATION, AND AMENDMENT. This Guaranty may be terminated as to a Guarantor by written notice to CompuDyne, effective no earlier than the effective date of expiration or earlier termination of the Agreement. Such expiration or earlier termination will not affect the liability of such Guarantor for any Obligations created, incurred, or arising in any manner prior to the effective date of such termination, or to indemnification or other obligations which survive termination. This Guaranty cannot be waived, abandoned, released, amended, or modified in any way (other than a termination as set forth above), except by a specific written instrument signed by CompuDyne. This Guaranty shall not be deemed terminated, voided or waived if the Agreement is amended by the parties, and each Guarantor will be responsible for its Pro-Rata Percentage in the obligations of Purchaser under the amended Agreement.

(3) GUARANTOR'S RELATIONSHIP TO BUYER. Each Guarantor represents that as of the date hereof, Guarantors collectively own all of the equity interests in Purchaser, and each Guarantor makes this Guaranty based solely on such Guarantor's familiarity with and independent investigation of Purchaser. Neither Guarantor is relying on CompuDyne to supervise or monitor Purchaser in any manner.

(4) NATURE OF GUARANTOR'S OBLIGATION. Each Guarantor's obligations are independent of the obligations of Purchaser. CompuDyne may bring and prosecute a separate action or actions against any Guarantor at any time, regardless of whether action is or has been brought against Purchaser, or whether Purchaser has been joined in any action brought by CompuDyne. This Guaranty is a guaranty of payment and not of collection.

(5) GUARANTOR'S AUTHORIZATIONS. Each Guarantor authorizes CompuDyne without notice or demand and without affecting such Guarantor's liability hereunder, from time to time, to: (a) renew, compromise, extend, or change the terms of the Obligations or any part thereof upon a written agreement by the parties to the Agreement; (b) compromise disputes with Purchaser, or with anyone acting on behalf of either of them, including, without limitation, a trustee in bankruptcy, liquidation, or reorganization of either of them, other trustees, receivers, administrators, assignees for the benefit of creditors, or agents of it; and (c) apply any payments, as CompuDyne in its discretion, may determine. CompuDyne may, without notice, assign this Guaranty in whole or in part to any of its affiliates.

(6) GUARANTOR'S WAIVERS. Each Guarantor waives and agrees not to assert: (a) any right to require CompuDyne to proceed against Purchaser, to pursue any other remedy available to CompuDyne, or to pursue any remedy in any particular order or manner; (b) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof, to the extent such statute of limitations is shorter than the statute of limitations that would apply to the underlying claim if asserted against Purchaser; (c) demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand, nonpayment, and acceptance of this Guaranty; (d) notice of the existence, creation, or incurring of new or additional Obligations; (e) the benefits of any statutory provision limiting the liability of a surety; and (f) any defense arising by reason of any disability or other defense of Purchaser, or by reason of the cessation from any cause whatsoever (other than payment in full) of the liability of Purchaser for the Obligations. Each Guarantor shall have no right of subrogation and hereby waives any right to enforce any remedy which CompuDyne now has, or may hereafter have, against Purchaser and waives any benefit of, and any right to participate in, any security now or hereafter held by CompuDyne. In addition, Guarantors shall pay to CompuDyne, upon demand, all losses, reasonable costs and expenses, including, without limitation, attorney fees and court costs, incurred by CompuDyne in attempting to satisfy the Obligations or the liability of each Guarantor under this Guaranty.

(7) MISCELLANEOUS PROVISIONS.

(a) Authority to Enter Guaranty. Each Guarantor represents and warrants that the person signing this Guaranty on behalf of such Guarantor has been duly authorized to do so.

(b) Successors. This Guaranty is binding on each Guarantor, such Guarantor's heirs, legal representatives, assigns, and successors in interest the same as if such Guarantor had contracted for payment of the Obligations rather than Purchaser.

(c) Construction. The obligations of this Guaranty shall be liberally construed to effectuate the purpose of providing an absolute and unconditional guaranty to CompuDyne or its order as to all Obligations as defined herein. This Guaranty is made in and shall be governed by and shall be interpreted in accordance with Nevada law. Guarantor hereby submits to the jurisdiction of any Nevada court with respect to matters arising out of this Guaranty.

(d) Integration. This Guaranty sets forth the entire agreement of Guarantors and CompuDyne with respect to the subject matter hereof, supersedes all prior oral and written agreements and representations by CompuDyne to Guarantors and is unconditionally delivered to CompuDyne by each Guarantor.

                            [Signature page follows]

       In witness whereof, each undersigned Guarantor has executed this Guaranty as of the 6th day of August, 2007.


GORES CAPITAL PARTNERS II, L.P.            GORES CO-INVEST PARTNERSHIP II, L.P.


By:  _____________________________         By:  _____________________________
Name: ___________________________          Name: ___________________________
Title:  __________________________         Title:  _____________________________